UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

___________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

PURPLE INNOVATION, INC.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2024

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Purple Innovation, Inc., a Delaware corporation (the “Company”, “Purple”, “we” or “our”), will be held on June 11, 2024, at 10:00 a.m. Mountain Time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.      ELECTION OF DIRECTORS.    To elect the eight directors named in the attached proxy statement.

2.      ADVISORY VOTE ON EXECUTIVE COMPENSATION.    Advisory approval of our Company’s executive compensation as set forth in the attached proxy statement.

3.      RATIFICATION OF AUDITORS.    To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2024.

4.      ANY OTHER BUSINESS that may properly come before the stockholders at the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 15, 2024, are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. We recommend that stockholders vote “FOR” each of the director nominees identified in Proposal 1 and “FOR” Proposals 2 and 3 listed above. Our stock transfer books will remain open between the record date and the date of the meeting. Beginning two days after notice of our Annual Meeting is given, a list of stockholders eligible to vote at the Annual Meeting will be available for inspection by stockholders at our principal office at any time up to the Annual Meeting.

This year’s Annual Meeting will be conducted exclusively via live audio webcast and online stockholder tools. To attend and vote at the Annual Meeting, you must register in advance at https://register.proxypush.com/PRPL prior to the deadline of June 9, 2024, at 5:00 p.m. Eastern Time. Stockholders who register will be able to attend and listen to the Annual Meeting live, submit questions and vote their shares electronically at the Annual Meeting from virtually any location around the world. There will be no physical meeting location. Even if you plan on participating in the Annual Meeting via the Internet, to ensure your representation at the Annual Meeting, we encourage you to complete, sign, date and promptly return the proxy card. To ensure that all your shares are voted, if your shares are represented by more than one Notice or proxy card please vote once for each Notice or proxy card you receive. You may revoke your proxy at any time prior to the Annual Meeting.

If you attend the Annual Meeting and vote via the Internet, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

If you hold your shares in the name of a broker, bank or other nominee, your nominee may determine to vote your shares at its own discretion, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and other non-routine matters, it is important that you cast your vote. Accordingly, please provide appropriate voting instructions to your broker or bank to ensure your vote will count.

YOUR VOTE IS VERY IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 11, 2024: The proxy statement and the Annual Report are available at https://www.annualgeneralmeetings.com/prpl2024.

PURPLE INNOVATION, INC.
By Order of the Board of Directors,
/s/ Tricia McDermott
Tricia McDermott
Chief Legal Officer, Secretary
Lehi, Utah, April 23, 2024

PURPLE INNOVATION, INC.
4100 North Chapel Ridge Road
Suite 200
Lehi, Utah 84043
(801) 756-2600

________________________

PROXY STATEMENT

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SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of Purple Innovation, Inc., a Delaware corporation, by its Board of Directors (the “Board”) for use at its 2024 Annual Meeting of Stockholders to be held at 10:00 a.m. Mountain Time on June 11, 2024, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in this proxy statement and in the accompanying notice. The Annual Meeting will be held exclusively via live audio webcast and online stockholder tools. There will not be an option to attend the meeting in person.

This proxy statement and accompanying form of proxy are first being mailed to the Company’s stockholders on or about May 1, 2024, along with our annual report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2024 (the “the 2023 Form 10-K” or the “Annual Report”). This proxy statement and our Annual Report can be accessed directly at https://www.annualgeneralmeetings.com/prpl2024 using the control number located on your notice or proxy card. Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later dated proxy and delivering it to our Corporate Secretary, or by attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). If you hold shares through a broker, bank, or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions. If you wish to vote online during the Annual Meeting you will be required to follow the process set forth below in “Methods of Voting — Voting at the Meeting.”

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders who owned Purple Innovation, Inc. Class A Stock, par value $0.0001 per share (the “Class A Stock”), or Class B Common Stock, par value $0.0001 per share (the “Class B Stock” and together with the Class A Stock, the “Common Stock”), at the close of business on April 15, 2024 (the “Record Date”) are entitled to receive notice of, virtually attend and vote at, the Annual Meeting.

Each share of Class A Stock and Class B Stock, voting together as a single class, is entitled to one vote. On the Record Date, there were 107,480,343 shares of Class A Stock outstanding, and 204,981 shares of Class B Stock outstanding, together constituting a total of 107,685,324 votes.

To constitute a quorum for the conduct of business at the Annual Meeting, a majority of the voting power of all outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting must be represented, in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”), including Proposals 1 and 2. Proposal 3 is considered a routine matter under the rules of the NYSE and, therefore, discretionary voting by brokers and other nominees will be allowed.

The voting standards for the three matters to be acted upon at the Annual Meeting are as follows:

•        Proposal 1.    The election of directors shall be determined by a majority of the votes cast by the stockholders at the Annual Meeting and entitled to vote thereon, provided a quorum is present in person or by proxy, meaning a nominee must receive more “for” votes than “against” votes. If an incumbent director does not receive the required majority, the director shall tender his or her resignation promptly following certification of the election results. Within 90 days after the date of the certification of the election results, the Board will determine, based upon the recommendation of the Nomination & Governance Committee, whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision and rationale. Pursuant to the Cooperation Agreement (“Cooperation Agreement”) between us and Coliseum Capital Management, LLC and Coliseum affiliates (collectively, “Coliseum”), Coliseum has agreed to vote all of its shares of Common Stock in favor of all director nominees at the Annual Meeting. Since Coliseum owns approximately 43.5% of the shares of common stock outstanding on the Record Date, the election of all the director nominees is virtually assured.

•        Proposals 2 and 3.    Pursuant to our Third Amended and Restated Bylaws (the “Bylaws”), Proposals 2 and 3 will be approved if a majority of the votes cast by stockholders present at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote thereon vote in favor of the proposal, meaning the proposal must receive more “for” votes than “against” votes.

Shares not present virtually or represented by proxy at the Annual Meeting and broker non-votes will have no effect on the determination of any of the proposals. In addition, Proposals 2 and 3 are stockholder advisory votes and will not be binding on the Board.

i

ANNUAL MEETING OF STOCKHOLDERS

We have sent you this proxy statement and the enclosed proxy card because our Board is soliciting your proxy to vote at our 2024 Annual Meeting to be held on June 11, 2024, at 10:00 a.m., Mountain Time. This year’s Annual Meeting is a virtual stockholder meeting conducted exclusively via a live audio webcast. Stockholders will be able to attend and listen to the Annual Meeting live, submit questions and vote their shares electronically at the Annual Meeting from virtually any location around the world. In order to attend and vote at the Annual Meeting, you must register in advance at https://register.proxypush.com/PRPL prior to the deadline of June 9, 2023, at 5:00 p.m. Eastern Time. If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions, and if you wish to vote online during the Annual Meeting you will be required to follow the process set forth below in “Methods of Voting — Voting at the Meeting.”

This proxy statement summarizes information about the proposals to be considered for stockholder approval at the Annual Meeting and other information you may find useful in determining how to vote.

The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. Todd Vogensen, our Chief Financial Officer, and Tricia McDermott, our Chief Legal Officer, have been designated as the proxies to cast the votes of our stockholders represented by duly submitted proxies at our 2024 Annual Meeting.

This proxy statement and form of proxy are first being sent or given to our stockholders on or about May 1, 2024, along with our Annual Report. This proxy statement and our Annual Report can be accessed directly at https://www.annualgeneralmeetings.com/prpl2024 using the control number located on your Notice or proxy card.

Information About the Annual Meeting

When is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., Mountain Time, on June 11, 2024.

Where is the Annual Meeting?

The Annual Meeting will be a virtual stockholder meeting conducted exclusively via a live audio webcast. Stockholders will be able to attend and listen to the Annual Meeting live, submit questions and vote their shares electronically at the Annual Meeting from virtually any location around the world. To attend and vote at the Annual Meeting, you must register in advance at https://register.proxypush.com/PRPL prior to the deadline of June 9, 2024, at 5:00 p.m. Eastern Time. We will ensure that all attending stockholders or their proxyholder can participate, submit questions and vote their shares. As always, we encourage you to vote your shares prior to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders (the “Notice”) and any other matters that properly come before the stockholders at the Annual Meeting.

Who can attend the Annual Meeting?

You (or your authorized representative) are entitled to participate in the Annual Meeting if you were a stockholder of record as of the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee. In order to attend and vote at the Annual Meeting, you must register in advance at https://register.proxypush.com/PRPL prior to the deadline of June 9, 2024, at 5:00 p.m. Eastern Time.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid Annual Meeting for the approval of matters submitted for a stockholder vote. The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of all outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Annual Meeting for purposes of calculating whether a quorum is present. On the Record Date, there were 107,480,343 shares of Class A Stock outstanding, and 204,981 shares of Class B Stock outstanding, together constituting a total of 107,685,324 votes. Pursuant to the Cooperation Agreement, Coliseum has agreed to attend the Annual Meeting for quorum purposes, thereby virtually assuring a quorum will be present.

What are the recommendations of the Board?

Unless you instruct otherwise on your proxy card or in person at the Annual Meeting, the persons named as proxy holders will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below.

1.      Proposal No. 1:    “FOR” the election of each Board nominee set forth in this proxy statement.

2.      Proposal No. 2:    “FOR” the executive compensation set forth in this proxy statement.

3       Proposal No. 3:    “FOR” the ratification of the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2024.

The proxy holders will vote at their own discretion with respect to any other matter that properly comes before the stockholders at the Annual Meeting.

Why are you conducting a virtual-only Annual Meeting?

We are conducting the Annual Meeting in a virtual format, similar to the past several years, because it provides our stockholders with expanded access to the Annual Meeting regardless of physical location and allows stockholders who would not otherwise be able to attend the Annual Meeting the opportunity to do so. Like our prior in-person and virtual annual meetings, we will provide our stockholders with the opportunity to submit questions at the Annual Meeting.

What if I experience technical issues with the virtual meeting platform?

All stockholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Stockholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. In the event of any technical disruptions, we will still proceed with the Annual Meeting.

What is the deadline for voting?

The deadline for voting by Internet is 11:59 p.m. Mountain Time on June 10, 2024. Votes cast by mail must be received no later than the start of the Annual Meeting. If you attend the virtual Annual Meeting, you may vote your shares electronically during the Annual Meeting. Any votes submitted after the closing of the polls at the Annual Meeting will not be counted.

Information About the Cooperation Agreement

On April 19, 2023, the Company entered into that certain Cooperation Agreement with Coliseum. Coliseum holds approximately 43.5% of the shares of common stock outstanding on the Record Date. Pursuant to the Cooperation Agreement, Coliseum has agreed to vote to elect all of the Board’s proposed director nominees at the Annual Meeting, thereby virtually assuring their election. For additional details, see the discussion under the heading “Certain Relationships and Related Transactions, and Director Independence — Related Party Transactions — Coliseum Capital Management, LLC — Cooperation Agreement”.

VOTING AND RELATED MATTERS

Voting Procedures

The proposals that will be presented at the Annual Meeting and upon which you are being asked to vote are discussed below in the “Proposals” section of this proxy statement. All stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock you owned as of the Record Date entitles you to one vote on each proposal presented at the Annual Meeting for stockholder approval.

Methods of Voting

You may vote by mail or electronically at the Annual Meeting. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential, except in certain circumstances where it is important to protect the interests of Purple and its stockholders.

Voting by Mail

You may vote by mail by completing, signing and dating your proxy card and returning it to the address provided on your proxy card prior to the polls closing at 11:59 p.m. Mountain Time on June 10, 2024 (proxy cards received after the polls are closed on June 10, 2024, will not be counted). Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Voting at the Meeting

If you intend to attend the Annual Meeting and to vote electronically, you must register in advance at https://register.proxypush.com/PRPL prior to the deadline of June 9, 2024, at 5:00 p.m. Eastern Time. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote electronically at the Annual Meeting.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, in order to vote in person at the virtual Annual Meeting, you must, in addition to registering in advance at https://register.proxypush.com/PRPL, obtain a valid legal proxy from your broker, bank or other agent and then register to vote at the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank, to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to vote at the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to alamb@pacificstocktransfer.com. You may also mail or fax proof of your legal proxy to:

Pacific Stock Transfer, Inc.,
Attn: Angela L. Lamb
6725 Via Austi Parkway, Suite 300
Las Vegas, Nevada 89119

Requests for registration must be labeled as “Legal Proxy” and be received no later than June 9, 2024, at 5:00 p.m. Eastern Time. You will receive confirmation of your registration to vote at the Annual Meeting by email after we receive your registration materials, including instructions for voting at the Annual Meeting. We will also post a recording of the Annual Meeting on our investor relations website, which will be available for replay following the meeting for 60 days.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting. To do this, you must, before the deadline stated above:

•        provide written notice of the revocation addressed to our Corporate Secretary at our principal executive office, 4100 N. Chapel Ridge Road, Suite 200, Lehi, Utah 84043; or

•        attend the Annual Meeting and vote electronically.

You may also change your vote at any time before the proxy is exercised by sending a duly executed proxy card bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request to recast your vote. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.

Quorum and Voting Requirements

Stockholders of record at the close of business on the Record Date are entitled to receive notice and vote at the Annual Meeting. On the Record Date, there were 107,480,343 shares of Class A Stock outstanding, and 204,981 shares of Class B Stock outstanding, together constituting a total of 107,685,324 votes. Each holder of Common Stock voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on the Record Date on all matters to be voted on at the Annual Meeting. Stockholders may not cumulate votes in the election of directors.

The presence, electronically or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present:

(1)    A majority of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be required to elect Board nominees.

(2)    The advisory vote on executive compensation will be approved if a majority of the votes cast by stockholders present electronically or represented by proxy at the Annual Meeting and entitled to vote thereon vote in favor of the proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding our executive compensation program.

(3)    The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2024, will be approved if a majority of the votes cast by stockholders present electronically or represented by proxy at the Annual Meeting entitled to vote thereon vote in favor of the proposal. Because your vote is advisory, it will not be binding on the Board or the Company. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Pursuant to the Cooperation Agreement, Coliseum has agreed to have its shares present at the Annual Meeting for quorum purposes and to vote in favor of the Board’s director nominees. Coliseum owns approximately 43.5% of the shares of Common Stock outstanding on the Record Date.

Votes cast by proxy or electronically at the Annual Meeting will be tabulated by the election inspector appointed for the Annual Meeting and who will determine whether a quorum is present. The election inspector will treat abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) as shares that are present for purposes of determining the presence of a quorum. With regard to Proposals 1, 2, and 3, abstentions will not be counted towards the tabulations of votes cast on such proposal presented because they are not considered votes cast.

A broker non-vote occurs when a broker does not vote on a particular proposal with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) because the broker has not received voting instructions from the beneficial owner. Under the rules of the NYSE that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors and the non-binding approval of executive compensation. Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on non-routine matters, including Proposals 1 and 2. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present at the Annual Meeting for the purpose of transacting stockholder business.

For Proposal 1, broker non-votes will not be counted towards the tabulations of votes cast on such proposal, will not have the effect of negative votes and will not affect the outcome of the election of the directors. With respect to Proposal 2, broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3.

Voting of Proxies

When a vote is properly cast via proxy card, the shares it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted:

(1)    “FOR” the election of each Board nominee set forth in this proxy statement;

(2)    “FOR” the ratification of the advisory vote on executive compensation set forth in this proxy statement;

(3)    “FOR” the ratification of the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

(4)    at the discretion of your proxy holder, on any other matter that may be properly brought before the stockholders at the Annual Meeting.

Voting Results

Voting results will be announced at the Annual Meeting and published in a Current Report on Form 8-K that will be filed with the SEC within four business days after the Annual Meeting.

Proxy Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by our directors, officers or employees, personally, by telephone, facsimile, Internet or other means, without additional compensation. We do not presently intend to solicit proxies other than by e-mail and mail.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, investors.purple.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). We will also provide upon written request, without charge to each stockholder of record as of the Record Date, copies of our 2023 Form 10-K. Any exhibits listed in the 2023 Forms 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices at 4100 N. Chapel Ridge Road, Suite 200, Lehi, Utah 84043, to the attention of Tricia McDermott, Chief Legal Officer and Secretary.

This proxy statement and our Annual Report are also available at: https://www.annualgeneralmeetings.com/prpl2024. All of our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov. Our Class A Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol PRPL, and reports and other information on the Company can be reviewed at the office of Nasdaq.

If you have more questions about the Annual Meeting or require assistance in submitting your proxy or registering to attend the virtual Annual Meeting to vote your shares, please contact J. Scott Askew, our Deputy General Counsel, at (801) 756-2600 ext. 116 or by email at scott.a@purple.com. If your broker, dealer, commercial bank, trust company or other nominee holds your shares, you should also call your broker, dealer, commercial bank, trust company or other nominee for additional information.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 11, 2024: This proxy statement and our Annual Report are available at https://www.annualgeneralmeetings.com/prpl2024.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

General

“ESG” encompasses environmental, social and governance matters, and is defined by Purple to include (i) all opportunities to secure an environment in which the Company can thrive and that will not harm people or property; (ii) a society in which all people are treated with respect, dignity and equal opportunity under the law and where all people are valued and brought together to benefit from their differences rather than be divided by them; and (iii) a governance structure that protects the Company, financially rewards stockholders and promotes the well-being, safety, health and success of our employees and customers, as well as the communities where we do business and our business partners. We view ESG as being inherently tied to the sustainability of our business.

Our Board oversees the Company’s ESG activities generally and has delegated certain matters to its three standing committees for specific oversight of management. Our Nomination & Governance Committee generally oversees our compliance with material laws and regulations and the development of appropriate policies and initiatives related to social and environmental justice, as well as other related ESG matters, including recommendations for Board diversity, equity and inclusion. Our Nomination & Governance Committee makes recommendations to our Board on these topics as determined to be appropriate for the Company. Our Human Capital & Compensation Committee oversees all matters related to our human capital and employment policies and practices. Our Human Capital & Compensation Committee also advises management on practices related to workforce diversity, equity and inclusion programs, including recruitment, retention, development, internal communications programs, and the administration of executive compensation programs and equity plans with a focus on the Company’s commitment to diversity and inclusion. Our Audit Committee oversees the preparedness and effectiveness of the Company’s risk assessment and enterprise risk management practices, including the prevention of data breaches, protection of the privacy of employees and customers, responses to incidents involving unintended disclosures of data or private information, workplace safety and product safety. In this capacity, our Audit Committee receives, and oversees, management’s investigations and implementation of recommendations related to complaints of, among other matters, improper conduct of senior management, fraud, breaches of our Code of Ethics and other related policies, unsafe practices or equipment, and non-compliance with material laws and regulations.

Under the direction and oversight of our Board and its committees, we created an Environmental, Social and Governance Sustainability Committee made up of leaders in the Company (the “ESG Committee”). The purpose of our ESG Committee is to integrate into our strategy those ESG activities that we believe drive sustainable operations and competitive advantage. The ESG Committee works to enhance our current ESG activities and identify future ESG initiatives that best support and complement our strategic plan.

Environmental

We have made and will continue to make necessary capital and operating investments to comply with environmental and health and safety requirements.

In 2023, we continued to undertake reduction and recycle initiatives. These included our commitment to recycling scrap gel material from manufacturing and supporting the sustainable recycling of the various components of returned mattresses. We also create saleable factory-second products by using slightly defective mattress components and repackaging returned pillows rather than disposing of these items. We are increasing the amount of plastic and cardboard we recycle in our manufacturing plants. In 2023, we also favorably reduced the miles travelled and number of shipments for delivery of our goods. We achieved this through the three main initiatives of (i) leveraging our new multi-plant footprint to align customer shipments with the closest source plant; (ii) deploying multi-stop scheduled deliveries to avoid multiple trips to the same geography; and (iii) expanding our network of middle mile warehouses to enable consolidation of shipments to our destination white-glove network warehouses. Both our recycling and mileage reduction efforts are continuing in 2024 with an expectation of beginning to track energy usage intensity in our manufacturing sites to identify and implement energy reduction opportunities.

In furtherance of our efforts to be environmentally conscious, we require vendors to certify that provided materials do not contain harmful substances prohibited by law and validate some of these declarations with CPSC-certified third-party labs. Additionally, we continue to investigate ways to eliminate the use of PVC bagging and reduce the use of powder in manufacturing. As we continue to enhance our ESG efforts, we will continue to look broadly at, and measure where possible, our impact on the environment, with the goal of developing initiatives to minimize that impact.

Social

Employees — Our most valuable asset is our people and their combined institutional knowledge. We provide equal employment opportunities to all employees and applicants for employment and prohibit discrimination and harassment of any type without regard to race, skin color, religion, age, sex, national origin, disability status, genetics, protected veteran status, sexual orientation, gender identity or expression or any other characteristic protected by federal, state or local laws. We use a robust incident reporting and investigation process to enforce our prohibition on discrimination and harassment.

We have approximately 1,560 full- and part-time employees engaged in research and development, manufacturing, marketing, online sales and service, wholesale development, retail showrooms, and in general corporate functions. The Company also uses approximately 50 temporary workers provided by staffing agencies (primarily for production and customer support).

In 2023, our broad-based safety improvement program resulted in improving our Total Recordable Incident Rate (“TRIR”) by 57% from 2.3 in 2022 to 1.0 in 2023, significantly better than the Bureau of Labor Statistics mattress industry average of 4.0. We achieved this reduction by focusing on behavioral based safety initiatives primarily at our manufacturing facilities. The tenets of the program include line management accountability for safety outcomes, behavioral based safety observations, expanding training, improvement of our life critical procedures (e.g., lock out — tag out, forklift safety, and working at heights), and eliminating safety risks through engineering enhancements of our equipment and processes. The Company continues to apply these same safety principles in 2024 with an expectation of continuous improvement in our TRIR outcomes.

Currently, all our operations occur within the United States. We engage local labor contracting agencies and independent contractors to accelerate our progress and to provide support across various functions within our organization. We have no collective bargaining agreements with our employees. We do not outsource services, including our customer care service, to companies outside the United States.

Diversity and Inclusion — Our Nomination & Governance Committee is responsible for addressing diversity and inclusion with respect to Board composition and considers the qualifications of individual director nominees based on the needs of the Board and the Company, the requirements of the Nasdaq listing rules and other applicable regulations. In fulfilling its responsibilities for identifying, screening, and recommending candidates to the Board, the Committee strives to ensure that pool of candidates considered, and from which Board nominees are chosen, includes individuals with diverse backgrounds. Additionally, any third-party consultant asked to furnish an initial list of candidates is requested to include such candidates. In addressing the overall composition of the Board, characteristics such as diversity (including gender and race), age, national origin and expertise are considered. Our Nomination & Governance Committee and our Board periodically review the composition of our Board to ensure that it appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties.

The self-reported aggregate diversity of the directors serving on the Board is depicted in the chart below under the heading “Board Diversity.”

Currently, we have eight C-level executives on our senior leadership team. Our senior leadership team has been built to meet our operational and strategic needs. In considering candidates for senior leadership positions, we consider the skill sets and functional expertise needed, the current make-up of the senior leadership team, and the diverse backgrounds of candidates.

We are committed to fostering an environment that respects and encourages individual differences, diversity of thought and equitable pay. We strive to create a workplace where employees feel that their contributions are welcomed and valued, allowing them to fully engage their talents and training in their work, while generating personal satisfaction in their role within the Company. Our human resources department currently is responsible for diversity and inclusion in our workforce and equitable pay. We also have an active Women at Purple employee resource group that promotes professional development of our female employees.

Supply Chain — Our ESG program contains both verification and validation processes. For verification, we use a third-party survey platform to evaluate our suppliers’ legal compliance and ESG efforts. The survey focuses on legal compliance, climate impact, human trafficking and slavery, labor rights, diversity and inclusion, resource use, organizational commitment, and data protection and privacy. For validation, we use a third party to conduct enhanced supplier screening that monitors social media, legal, news, and other information sources. Any concerns are immediately forwarded to our team for evaluation. In addition, starting in 2024, we will further use third-party on-site audits to validate ESG programs on selected suppliers.

We respect the rights of all people and do not knowingly engage in relationships with suppliers or vendors that violate or that contribute to the violation of human rights. If violations of such rights are discovered, we would intend to take appropriate action to change to other suppliers or vendors if those practices are not remedied. We do not believe our suppliers or vendors currently do business in or are known to have any relationships with the governments of Cuba, Iran, North Korea, Syria, Russia, Sudan, the Crimea region of Ukraine or the region of Xinjiang in China.

We expect that our suppliers will adopt the relevant provisions of our Manufacturer Code of Conduct that prohibits human trafficking child labor, and slavery and otherwise requires conducting their businesses not only in a lawful manner but also in compliance with our high standards of integrity and ethics. Our suppliers are further expected to take reasonable and necessary steps to help ensure that their sub-contractors and sub-suppliers conduct business in compliance with the laws regarding child labor, anti-slavery and anti-human trafficking of the country or countries in which they are doing business. Suppliers are expected to take corrective action promptly to address any deficiencies identified with respect to compliance with the laws regarding child labor, anti-slavery and anti-human trafficking. If a supplier is found to be in violation of the laws regarding child labor, anti-slavery and anti-human trafficking, we reserve the contractual right to terminate our relationship with that supplier for failure to comply. We have zero tolerance for slavery, human trafficking, and illegal child labor.

Philanthropy — At Purple, we believe in building stronger communities through embracing our differences and supporting each other. We prioritize giving back to organizations within our local communities. In collaboration with the Tooele Education Foundation, in 2023 we provided 11 Purple Pathways Scholarships to exceptional graduating high school seniors in Tooele County, Utah, home to our largest Utah-based manufacturing operation. These students demonstrated dedication to advancing their education in innovation, manufacturing, and design at the Tooele Technical College. In addition, we donated a large number of Purple seat cushions through the Tooele Education Foundation. We are proud to support the local community and foster the development of the next generation of innovators. We plan on developing additional charitable giving initiatives that continue our tradition of philanthropy and giving back to our communities.

Governance

Ethical Culture — Our Code of Ethics (the “Code”) promotes an environment of integrity by requiring honest, ethical, and fair conduct with a focus on strong internal reporting and limiting conflicts of interest as a means of deterring any untoward behavior as we strive to maintain 100% compliance with our Code. It also requires full, fair, and accurate disclosure in public filings and communications. All employees are required to complete Code training, which includes certifying that they have read the Code upon being hired and periodically thereafter. We provide an ethics hotline available to all employees, through which they can report, on an anonymous basis, any concerning behaviors or practices that might violate our Code. We have adopted policies to encourage employees to report improper behavior and processes so that we may ensure each such concern is addressed to conclusion. Overall, we believe the culture we have focused on developing, along with our internal tools and initiatives established to preserve, protect and foster our culture, enable us to effectively execute our human capital strategy.

Incentive Compensation Clawback Policy — Our Board has approved the Purple Innovation, Inc. 2023 Incentive Compensation Clawback Policy (the “Clawback Policy”), administered by the Human Capital & Compensation Committee, which applies to all our current and former employees receiving incentive-based compensation including executive officers. The Clawback Policy is discussed in more detail in the Compensation Discussion & Analysis section below.

Anti-Hedging and Pledging Policy — Our Insider Trading Policy expressly discourages our directors, officers, and other employees from engaging in unapproved forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Any person wishing to enter such an arrangement must first pre-clear the proposed transaction with the Board. Our Insider Trading Policy further prohibits our directors, officers, and other employees from engaging in or using short sales, trading options, margin accounts and pledges.

Stock Ownership Guidelines — Our Board has adopted stock ownership guidelines which are intended to promote meaningful stock ownership by our senior leadership and our non-employee directors. The Stock Ownership Guidelines are discussed in more detail in the Compensation Discussion & Analysis section below.

Board of Directors Composition — Our Board currently has eight members and consists of 62.5% independent directors and 87.5% non-employee directors. Only independent or non-employee directors have Board leadership positions and serve on the Company’s three standing committees further discussed below. Each of the Audit Committee and Nomination & Governance Committee has three members, and the Human Capital & Compensation Committee has four members. No director serves on more than two standing committees.

As of the Record Date, the age of our directors being nominated herein ranges from 48 to 73. The tenure of our directors being nominated is from one to nine years. Our policy is that no director will serve on more than three other public boards and all directors comply with this policy.

Board Governance — Our Board also has implemented Corporate Governance Guidelines applicable to our Board. In addition, our Board has adopted a Lead Independent Director Charter stating the authority and responsibilities of the Board’s lead independent director. Board guidelines, charters and policies are included with other governance documents on our website, investor.purple.com/governance/documents.

Board Skills and Experience Matrix

	Darling	DeMartini	DiCamillo	Gray	Hollingsworth	Pate	Peterson	Serow
EXPERIENCE & FUNCTIONAL EXPERTISE
Public Company Executive Leadership	X	X	X		X	X
Public Company Board	X	X	X	X	X	X	X	X
Operations	X	X	X	X	X	X	X	X
Consumer Marketing/Brand	X	X	X	X	X	X		X
Digital/Ecomm	X	X	X		X			X
Sales & Retail Management	X	X	X	X	X	X	X	X
Manufacturing, Supply Chain & Logistics		X	X	X	X	X	X
Product Development	X	X	X	X	X	X	X	X
Technology and Engineering	X		X			X
Finance, Accounting, P&L Management	X	X	X	X	X	X	X	X
International/Global	X	X	X	X	X	X	X	X
M&A/Integration	X	X	X	X	X	X	X	X
Human Capital/Culture Management	X	X	X		X	X	X	X
Diversity, Equity and Inclusion		X			X
Risk and Crisis Management	X	X	X	X	X	X	X	X
Cyber Security Risks					X	X

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Overview

There are currently eight members of our Board. The terms of all our directors are scheduled to expire at the 2024 Annual Meeting, at which time the eight incumbents will stand for re-election. Director nominees, if elected, will serve a one-year term until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified.

Nominees

The Board has nominated the following individuals to serve on the Board:

•        S. Hoby Darling

•        Robert DeMartini

•        Gary DiCamillo

•        Adam Gray

•        Claudia Hollingsworth

•        R. Carter Pate

•        D. Scott Peterson

•        Erika Serow

Business background and biographical information on the director nominees is set forth below under “Directors.”

Cooperation Agreement with Coliseum

On April 19, 2023, we entered into the Cooperation Agreement with Coliseum. The Cooperation Agreement will remain effective until the day following the date of our 2024 Annual Meeting. As of the Record Date, Coliseum held approximately 43.5% of our shares of common stock outstanding.

Pursuant to the Cooperation Agreement, Coliseum has agreed to cause all of its Common Stock to be present in person or by proxy for quorum purposes and to be voted at the Annual Meeting, (i) in favor of each of the candidates for election on our slate of nominees for election to the Board; (ii) against any stockholder nominations for any other directors; and (iii) against any proposals or resolutions to remove any member of the Board other than for cause. Pursuant to the Cooperation Agreement, the Board appointed Adam Gray as Chair of the Board and Gary DiCamillo as lead Independent Director and as Chair of the Nomination & Governance Committee.

Recommendation

The Board recommends that stockholders vote “FOR” the election of each of the above-listed nominees.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of these director nominees.

DIRECTORS

Directors

Set forth below are the name, age (as of the Record Date), business experience and other qualifications of each of our eight currently serving directors, listed in alphabetical order. The Cooperation Agreement requires that the current Board members be recommended for election at the Annual Meeting (subject to certain exceptions).

Name	Age	Title
S. Hoby Darling(1)	48	Director
Robert T. DeMartini	62	Director, Chief Executive Officer
Gary T. DiCamillo	73	Director, Lead Independent Director
Adam L. Gray(2)	58	Director, Chair of the Board
Claudia Hollingsworth	64	Director
R. Carter Pate(1)	69	Director
D. Scott Peterson(1)	71	Director
Erika Serow(1)	50	Director

____________

(1)      Mr. Darling, Mr. Pate and Ms. Serow were appointed to the Board pursuant to the terms of the Cooperation Agreement. Mr. Peterson was included on the slate of nominees for election to the Board at the 2023 annual meeting of stockholders pursuant to the terms of the Cooperation Agreement.

(2)      Mr. Gray was appointed to the Board in 2018 pursuant to the terms of the Subscription Agreement (as defined below) and was appointed Chair in 2023 pursuant to the Cooperation Agreement. Additional information regarding the Subscription Agreement is described below under the Caption “Board of Directors.”

S. Hoby Darling was appointed to our Board on April 27, 2023. Mr. Darling has most recently held several executive roles at Logitech International S.A. (NASDAQ: LOGI), a multinational manufacturer of computer peripherals and software, since 2017, including being a member of the Logitech global leadership team, head of Logitech’s sports & human performance division, and co-founder and managing partner of Logitech subsidiary, Liminal Collective. In addition, he is the founder and chief executive officer of HD Performance, Inc. a boutique human performance enhancement and business advisory firm since May 2023. He served as chief executive officer and as a director of Skullcandy, Inc. (NASDAQ: SKUL), a leading consumer audio and technology company, from 2013 until the sale of Skullcandy in 2016. Prior to 2013, Mr. Darling held several leadership roles at Nike, Inc. (NYSE: NKE), a leading manufacturer and retailer of athletic footwear and apparel and sports equipment, including as global general manager of Nike+ Digital Sport and as head of strategy and planning for Nike affiliates. Prior to Nike, he served as senior vice president, strategic development, and general counsel at Volcom, Inc. (NASDAQ: VLCM), a leading manufacturer and marketer of consumer lifestyle products, from prior to its initial public offering and through its sale and integration with Kering Group. Mr. Darling began his career as a corporate attorney at the global law firm of Latham & Watkins LLP. Mr. Darling has served on the board of directors of Youth Enrichment Brands, a privately held sports and activities company, since 2020 and served on the board of directors of Pedego Electric Bikes, a privately held manufacturer and retailer of electric bikes since 2022. Mr. Darling received a joint MBA degree from the University of California at Berkeley Haas School of Business and Columbia University, a Juris Doctorate from Northwestern University, and a Bachelor of Arts degree from Western Washington University. He is well-qualified to serve on our Board due to his extensive operational and management background.

Robert T. DeMartini has served as a director of the Company and as our acting Chief Executive Officer from December 13, 2021, to February 28, 2022, and has served as our permanent Chief Executive Officer and director since March 1, 2022. Prior to joining the Company, he served as president and chief executive officer of USA Cycling, Inc., the official U.S. Olympic & Paralympic Committee governing body for all disciplines of competitive cycling in the United States, from 2019 until 2021. He previously served as president and chief executive officer at New Balance Athletic Shoes (U.K.) Ltd., from 2018 to 2019 and as president and chief executive officer at New Balance Athletics, Inc. from 2007 to 2018, each a business unit of New Balance, Inc., a privately held leading manufacturer and retailer of athletic footwear, apparel and accessories. From 1982 through 2007 Mr. DeMartini held various leadership positions with Procter & Gamble Company (NYSE: PG), a multinational consumer goods corporation, The Gillette Company a subsidiary of Procter & Gamble and manufacturer of personal care and shaving supplies, and Tyson Foods, Inc., a privately held protein-focused food company. He also currently serves on the boards of Welch’s Foods Inc., a food processing company, where he serves on the compensation committee and the nomination & governance committee and Q30 Innovations/Q30 Sports Canada, a developer of sports and tactical equipment, both private companies, and formerly served on the boards of American Functional Fabrics of America, a public-private partnership let by the Massachusetts Institute of Technology, The American Apparel & Footwear Association a national trade association representing apparel, footwear and sewn products companies and their suppliers, and Aloha, a provider of plant-based protein products. Mr. DeMartini received a Bachelor of Science degree in Finance from San Diego State University. He is well-qualified to serve on our Board due to his extensive operational and management background.

Gary T. DiCamillo has served as one of GPAC’s directors since GPAC’s initial public offering and has continued to serve as a director of the Company following the Business Combination in February 2018. Mr. DiCamillo serves as Chair of our Nomination & Governance Committee pursuant to the Cooperation Agreement (defined below). From June 2017 until January 2020, he served as president and chief executive officer at Universal Trailer Corporation, a manufacturer of leading livestock and utility trailer brands. Since January 2010, Mr. DiCamillo has been the managing partner of Eaglepoint Advisors, LLC, a privately held advisor to boards and chief executive officers in matters of strategy, organization, and the management of business transition issues. Prior to that, he was the former president and chief executive officer of Advantage Resourcing (formerly known as RADIA International), a group of privately held technical, professional, and commercial staffing companies based in Dedham, Massachusetts, from 2002 until August 2009. Previously, he was chairman and chief executive officer at the Polaroid Corporation, a consumer electronics company, from 1996 to 2002. He also has served as president of worldwide power tools and accessories at Black & Decker Corporation, a manufacturer of industrial tools, from 1986 to 1996 and before that as vice president/general manager for Culligan U.S.A., a division of Beatrice Corporation. He began his career in brand management at Procter & Gamble Co., followed by several years as a manager at McKinsey & Company. Mr. DiCamillo was elected as a director of Whirlpool Corporation (NYSE: WHR), a manufacturer and marketer of home appliances, in 1997 and served until 2023, during which time he also served as chairman of its audit committee from April 2013 to April 2017. He also served as a board member of The Sheridan Group, Inc., a privately held digital and analog printing company, from May 1989 until February 2017; a board member of Pella Corporation, a privately held window and door manufacturer, from 1993 until 2007 and from 2010 until 2018, where he chaired the compensation committee from May 2015 to February 2018; a board member of Berkshire Manufactured Products Inc., a manufacturer of aircraft engine parts, from February 2011 to September 2015, where he chaired the audit committee from May 2012 to September 2015; a board member of Universal Trailer Corporation, a privately held manufacturer of horse, livestock and cargo trailers for farm, recreational and commercial markets, from March 2011 to January 2020; and a board member of EmployBridge Holding Company, a commercial and specialty contract staffing company, from May 2014 to August 2016, where he has chaired the compensation committee. He serves on the boards of trustees at Rensselaer Polytechnic Institute, the Museum of Science in Boston and Spoleto Festival USA and previously served as a board member of the Massachusetts Business Roundtable. Mr. DiCamillo is a graduate of Harvard Business School where he earned an MBA. He also holds a Bachelor of Science degree in Chemical Engineering from Rensselaer Polytechnic Institute. He is well-qualified to serve on our Board due to his extensive operational, financial, and management background. As required by the Cooperation Agreement, Gary DiCamillo serves as our Lead Independent Director and Chair of our Nomination & Governance Committee.

Adam L. Gray was appointed to our Board immediately following the closing of the Business Combination in February 2018. Mr. Gray is a managing partner and co-founder of Coliseum, a private firm that works largely on behalf of foundations and endowments, making long-term investments in both public and private companies. Mr. Gray also serves on the board of directors of NFI Group, Inc., a global provider of bus and motor coach solutions, since March 2012. Previously, Mr. Gray served on the board of directors of The Pas Group Limited, a leading Australian apparel group, from February 2016 until January 2020, including as its non-executive chairman since August 2017; Redflex Holdings Limited, a manufacturer of traffic solutions, from December 2013 until June 2021, including as its non-executive chairman since February 2014; Blue Bird Corporation, a school bus manufacturer, from February 2015 until September 2017 and from December 2021 until October 2023; DEI Holdings, Inc. a parent company of consumer electronics brands, from February 2009 until June 2011; and Benihana Inc., a Japanese restaurant chain, from September 2010 until August 2012. Prior to cofounding Coliseum, Mr. Gray served as executive vice president, strategic projects and capital management at Burger King Corporation, a chain of fast-food restaurants, held several executive positions with the Metromedia Restaurant Group, an American casual dining company, and worked at Kluge & Co., an investment management company, and Morgan Stanley. Mr. Gray holds both a Bachelor of Science degree (Finance) from the Wharton School of Business and a Bachelor of Science degree (Mechanical Engineering) from the School of Engineering & Applied Science at the University of Pennsylvania. He is well-qualified to serve on our Board due to his extensive operational, financial and management background. Mr. Gray was added to our Board in 2018 pursuant to the Subscription Agreement and appointed Chair in 2023 pursuant to the Cooperation Agreement.

Claudia Hollingsworth NACD.DC was appointed to our Board immediately following the closing of the Business Combination in February 2018. Ms. Hollingsworth has 30 years of experience in consumer products, having managed manufacturers, wholesalers, and multi-channel retail businesses. Since November 2016, she has served as chief executive officer of i2CEO, a boutique advisory company. From July 2012 to October 2016, she served as chief executive officer at Gump’s San Francisco, a luxury home furnishing, apparel, and jewelry multi-channel retailer. Gump’s San Francisco later filed a petition under Chapter 11 of the U.S. Bankruptcy Code in August 2018. From May 2011 to June 2012, Ms. Hollingsworth served as chief executive officer of i2CEO. Prior to that, she served as president of H.D. Buttercup, a privately held furniture and rug retailer, from July 2007 to May 2011, CEO and president of GBH, Inc., an international fine jewelry company, from March 2004 to July 2007, and president and director of Michael Anthony Jewelers, (AMEX:MAJJ) a design, marketing and manufacturer of fine jewelry from February 2002 to February 2004. Earlier in her career she held various executive management positions with M.Z. Berger & Co., a privately held watch wholesaler, and OroAmerica, Inc., (NASDAQ:OROA) a jewelry manufacturer, wholesaler, and distributor. Ms. Hollingsworth currently serves on the board of directors of Destinations by Design, an employee-owned premier design and destination management company, and on the board of directors of Global Partner Acquisition Corp II (NASDAQ: GPAC), a blank check company and successor to GPAC, serving on two of its board committees. She is a member of the National Association of Corporate Directors and is NACD Director Certified®. She has earned a certification for Cybersecurity Oversight for Directors from the Software Engineering Institute at Carnegie Mellon University. She is well qualified to serve on our Board due to her extensive operational, financial and management background.

R. Carter Pate was appointed to our Board on April 27, 2023. Mr. Pate has served as a director of OptionCare Health, Inc. (NASDAQ: OPCH), the nation’s largest independent provider of home and alternate site infusion services, since 2015, and served as chair of the board of directors of BioScrip, Inc. (NASDAQ: BIOS), which merged with OptionCare Health, Inc. in 2019. Mr. Pate previously served as chair of the board of directors of Red Lion Hotels Corporation (NASDAQ: RLH), a hotel firm, which was acquired and taken private in 2021, from 2019 to 2020, and as a member of the board of directors of Advanced Emissions Solutions, Inc. (NASDAQ: ADES), a leader in environmental solutions for power generation, industrial and municipal water purification markets, from 2016 to 2021. Mr. Pate served as chief executive officer and as a director of ModivCare Inc. (NASDAQ: MODV), a leading healthcare services company, from 2017 to 2020. Prior to that, he served as chief executive officer of MV Global Transportation, Inc., a privately held transportation services company, from 2011 to 2014 and was the global managing partner of health care for PricewaterhouseCoopers from 1996 to 2012, among other roles during his career. Mr. Pate was recently named a National Association of Corporate Directors Board Leadership Fellow. Mr. Pate holds a Masters in Accounting and Information Management from the University of Texas at Dallas and a Bachelor of Science degree in Accounting from Greensboro College. He is well qualified to serve on our Board due to his extensive executive leadership, corporate governance, financial, public policy, and risk management background.

D. Scott Peterson was elected to our Board in 2023 pursuant to the Cooperation Agreement. Mr. Peterson served in various capacities at Advanced Comfort Technologies, Inc. (“Intellibed”), a luxury mattress company acquired by us in August 2022, from May 2017 to August 2022, including most recently as the chairman of the board of directors and chief financial officer. He also was the chairman of the board of Utah Capital Investment Corporation, a Utah-based venture capital “fund of funds” from December 2013 through September 2022. Previously he served on the board of directors and as audit committee chair for Mattson Technology, Inc. (NASDAQ: MTSN), a semi-equipment manufacturing company, which was acquired and taken private in 2016, from December 2010 to May 2016. He spent the majority of his 32-year audit career with Ernst & Young LLP, the global professional services firm, from which he retired in 2010 as the pacific northwest area assurance (audit) managing partner, based in the Silicon Valley. He is well qualified to serve on our Board due to his extensive operational, financial and management background, as well as his experience managing our subsidiary, Intellibed, LLC.

Erika Serow was appointed to our Board on April 27, 2023. Ms. Serow has served as chief marketing officer at Bain & Company since 2019, responsible for Bain’s global marketing and communication teams, and a member of Bain’s global operating council (executive leadership team), where she serves on the investment and risk committees. From 2016 to 2017, Ms. Serow was the global president and US chief executive officer at Sweaty Betty, a premium athletic apparel company. Ms. Serow began her career, and spent 20 years as a consultant, at Bain, where she ultimately led the firm’s retail practice in the Americas. She served as a director of Lazydays Holdings, Inc. (NASDAQ: LAZY), a recreational vehicle dealership company, from 2018 to 2023. Ms. Serow earned an MBA at Stanford University and a Bachelor of Arts degree from Duke University. She is well-qualified to serve on our Board due to her extensive operational, marketing and management background.

Board of Directors

Our Board consists of eight directors who have been elected or appointed to serve until the Annual Meeting and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected to serve from the time of election and qualification until the next annual meeting following election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our Board (including a vacancy created by an increase in the size of the Board) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy serves until the next annual meeting of stockholders and until such director’s successor is elected and qualified. Pursuant to that certain subscription agreement dated February 1, 2018, among us, Coliseum Capital Partners, L.P. (“CCP”), Blackwell Partners LLC — Series A (“Blackwell”) and entities managed by Coliseum (the “Subscription Agreement”), so long as a certain share ownership level is met, we agreed that at each annual election of directors we would nominate a designee of Coliseum to be included in the slate of members of the Board proposed to the stockholders of the Company. Adam Gray is the current nominee designated by Coliseum.

Our Board is led by its Chair, Adam Gray, who was appointed as the Chair on April 27, 2023, pursuant to the terms of the Cooperation Agreement. Gary DiCamillo serves as our Lead Independent Director pursuant to the Cooperation Agreement. Currently, our Board believes that it is in the best interests of the Company and our stockholders to have a person other than our Chief Executive Officer serve as Chair. Our Board believes that separating these roles at this time provides the appropriate balance between strategy development, flow of information between management and the Board and oversight of management. We believe this structure currently provides guidance for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders.

Director Independence

Currently, we have eight directors serving on our Board. Our Common Stock is listed on the Nasdaq Global Market. Using the definition of independence set forth in the rules of Nasdaq and the SEC, our Board has determined that Mr. Darling, Mr. DiCamillo, Ms. Hollingsworth, Mr. Pate and Ms. Serow are “independent directors.” Our independent directors hold regularly scheduled meetings at which only independent directors are present. Mr. DiCamillo continues to serve as the Lead Independent Director.

Committees of the Board of Directors

The standing committees of our Board consist of an Audit Committee, a Human Capital & Compensation Committee, and a Nomination & Governance Committee. Each committee reports to the Board as each deems appropriate and as the Board may request. The composition, duties and responsibilities of each committee are as set forth below. A copy of each standing committee’s charter is available on our website at http://www.purple.com. The information on our website is not part of this proxy statement.

Audit Committee

Since the 2023 annual meeting of stockholders, Mr. Pate has served as Chair of the Audit Committee, with Mr. DiCamillo and Mr. Darling as other members of the Audit Committee. Prior to the 2023 annual meeting of stockholders, the members of the Audit Committee included Mr. DiCamillo, Ms. Hollingsworth, and Mr. Anthos, with Mr. DiCamillo serving as the Chair. The Audit Committee held nine meetings in 2023. Our Board has determined that these directors are independent directors according to the rules and regulations of the SEC and Nasdaq listing requirements with respect to audit committee membership. Our Board has also determined that each of Mr. DiCamillo and Mr. Pate is an “audit committee financial expert,” as such term is defined under the rules and regulations of the SEC. The charter of our Audit Committee details the principal functions of the Audit Committee which includes, among other items, the following:

•        Performs the Board’s oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance.

•        Oversees our external audit coverage. The Company’s independent auditors are ultimately accountable to the Audit Committee, which has the direct authority and responsibility to appoint, retain, compensate, terminate, select, evaluate and, where appropriate, replace the independent auditors.

•        Oversees our internal audit function.

•        Oversees the Company’s risk assessment and enterprise risk management policies and guidelines.

•        Reviews annually the Company’s cybersecurity risk management program and its design and operating effectiveness with appropriate professionals.

•        Review and approve all “related party transactions” requiring disclosure under SEC rules and regulations.

Human Capital & Compensation Committee

Since the 2023 annual meeting of stockholders, Ms. Hollingsworth has served as the Chair of the Human Capital & Compensation Committee, with other current members including Mr. Darling, Mr. Pate and Ms. Serow. Prior to the 2023 annual meeting of stockholders, the members of the Human Capital & Compensation Committee included Ms. Hollingsworth, Mr. Gray and Ms. Zier, with Ms. Hollingsworth serving as the Chair. The Human Capital & Compensation Committee held six meetings in 2023. Our Board has determined that Mr. Darling, Ms. Hollingsworth, Mr. Pate, and Ms. Serow are independent directors under the rules and regulations of the SEC and Nasdaq listing requirements. The charter of our Human Capital & Compensation Committee details the principal functions of the Human Capital & Compensation Committee which includes, among other items, the following:

•        Provides oversight of the Company’s human capital and employment policies and practices and helps identify areas of improvement.

•        Reviews and advises management on the Company’s processes and practices related to workforce diversity, equity and inclusion programs.

•        Annually review and recommend to the Board for approval corporate goals and objectives relevant to the salaries and short- and long-term incentive compensation of the CEO and the Company’s other executive officers.

•        Evaluate annually the performance of the CEO and review the performance of the other executive officers in light of the Company’s goals and objectives and recommend to the Board the salaries and short- and long-term incentives, including awards under equity, incentive and compensation plans, for these employees.

•        Reviews and monitors executive talent, and develops and recommends to the Board for approval, and oversees executive officer (other than the CEO) interim and long-term succession plans and related career development plans.

Human Capital & Compensation Committee Interlocks and Insider Participation

No member of the Human Capital & Compensation Committee was, at any time during 2023 or at any other time, an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under the rules and regulations of the SEC. No executive officer of the Company serves on the board of directors or compensation committee of any other entity that has or has had one or more executive officers of that other entity who also served as a member of the Board during 2023.

Nomination & Governance Committee

Since the 2023 annual meeting of stockholders, Mr. DiCamillo has served as the Chair of the Nomination & Governance Committee, with other current members Ms. Serow and Ms. Hollingsworth. Prior to the 2023 annual meeting of stockholders, the members of the Nomination & Governance Committee included Mr. Anthos, Mr. DiCamillo, Mr. Gray and Ms. Zier, with Mr. Gray serving as the Chair. The Nomination & Governance Committee held three meetings in 2023. Our Board has determined that Mr. DiCamillo, Ms. Hollingsworth, and Ms. Serow are independent directors under the rules and regulations of the SEC and Nasdaq listing requirements. The charter of our Nomination & Governance Committee details the principal functions of the Nomination & Governance Committee which includes, among other items, the following:

•        Determines the qualifications, qualities, skills and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director.

•        Identifies and screens individuals qualified to become members of the Board, consistent with the criteria approved by the Board. The Nomination & Governance Committee considers any director candidates recommended by the Company’s stockholders pursuant to the procedures set forth in the Company’s Corporate Governance Guidelines or as described in this proxy statement.

•        Makes recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders.

•        Reviews the size of the Board and makes any recommendations to the Board for changing the number of directors serving on the Board.

•        Oversees the process for an annual evaluation of the Board and its committees.

•        Reviews the Board’s committee structure and composition and makes recommendations to the Board regarding the appointment of directors to serve as members of each committee and the committee chair annually, for the Board’s approval.

•        As it determines appropriate, considers corporate governance, social responsibility, environmental and sustainability matters, and makes recommendations to the Board regarding, or takes action with respect to, such matters.

•        Develops and recommends to the Board for approval and oversees CEO interim and long-term succession plans and related career development plans.

Our Nomination & Governance Committee may employ a variety of methods for identifying and evaluating director nominees. If vacancies are anticipated or arise, our Nomination & Governance Committee considers various potential candidates which may come to our attention through current Board members, professional search firms, stockholders, or other persons. These candidates may be evaluated by our Nomination & Governance Committee at any time during the year.

In evaluating a director candidate, our Nomination & Governance Committee will review his or her qualifications, including capability, availability to serve, conflicts of interest, general understanding of business, understanding of our business and technology, educational and professional background, personal accomplishment and other relevant factors. Our Nomination & Governance Committee has not established any specific qualification standards for directors, although from time to time the Nomination & Governance Committee may identify certain skills or attributes as being particularly desirable to help meet specific needs that have arisen. We have a formal diversity policy relating to the identification and evaluation of nominees for director. Our Nomination & Governance Committee interviews prospective nominees, in person, video conference, or by telephone, and involves other directors to interview certain candidates when deemed to be useful in the evaluation process. After completing this evaluation, the Nomination & Governance Committee determines the nominees to be recommended to the Board for approval.

Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. All candidates are required to meet the criteria as described above, as well as those described in our Corporate Governance Guidelines and other governing documents, as applicable, as determined by the Nomination & Governance Committee.

Code of Ethics

We have adopted a Code that applies to all our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Our Code is available on our website http://www.purple.com under the “Governance” tab on the Investors page. If we amend or grant a waiver of one or more of the provisions of our Code, that apply to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer we would disclose such an amendment or waiver on our website. This website and the information on this website are not part of this proxy statement.

Anti-Hedging and Pledging Policy

Our insider trading policy expressly discourages our directors, officers, and other employees from engaging in non-approved forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board. Our insider trading policy also prohibits our directors, officers, and other employees from engaging in or using short sales, trading options, margin accounts and pledges.

Risk Oversight

Our Board oversees the Company’s business and considers the risks associated with business strategy and decisions. Our Audit Committee also provides risk oversight and reports any material risks to our Board. Our Board understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management. To administer its oversight function, our Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall risk profile. Our Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses, and manages the Company’s most significant risk exposures. Our Board expects frequent updates from management about the Company’s most significant risks to enable it to evaluate whether management is responding appropriately.

Our Board relies on each of its standing committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our Human Capital & Compensation Committee helps our Board to identify the Company’s exposure to any risks potentially created by our compensation programs and practices. Our Nomination & Governance Committee monitors and assists the Board and management on evaluating risks related to governance and sustainability matters. Each of these committees is required to make regular reports of its actions and any recommendations to our Board, including recommendations to assist our Board with its overall risk oversight function.

Board Meetings and Attendance at Annual Meetings

The Board held 13 meetings during 2023. Each current director attended at least 75% of the total number of meetings of the Board and its standing committees on which they served that were held while they were in office. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Seven of our current directors attended our 2023 annual meeting of stockholders.

Stockholder Communications with Directors

We have not adopted a formal process for stockholder communications with the Board. We have tried to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been good. A stockholder may submit any communication with directors to us at our corporate offices at 4100 N. Chapel Ridge Road, Suite 200, Lehi, Utah 84043, to the attention of Tricia McDermott, Chief Legal Officer and Secretary.

Board Diversity

The matrix below sets forth the demographic characteristics of the eight current members of our Board, as reported by our directors:

Board Diversity Matrix (as of April 23, 2024) Total Number of Directors — 8
	Female	Male	Non-Binary	Did not Disclose Gender
Gender Identity
Directors	2	6	—	—
Number of Directors who identify in any of the categories below
African American or Black	__	__	—	—
Alaskan Native or Native American	—	—	—	—
Asian (other than South Asian)	—	—	—	—
South Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or more Races or Ethnicities	—	—	—	—
LGBTQ+	—
Persons with Disabilities	—
Did not Disclose Demographic Background	—

We are committed to a policy of diversity and inclusion. The Nomination & Governance Committee is responsible for addressing the issues of diversity and inclusion and considers the qualifications of individual director candidates considering the needs of our Board and the Company, the Nasdaq listing requirements, and other applicable regulations. In performing its responsibilities for identifying, screening, and recommending candidates to the Board, the Nomination & Governance Committee seeks to ensure that candidates with diverse backgrounds are included in each pool of candidates from which Board nominees are chosen. Any third-party consultant asked to furnish an initial list of candidates will also be requested to include such candidates. In addressing the overall composition of our Board, characteristics such as diversity (including gender and race), age, international background, and expertise are considered. The Nomination & Corporate Governance Committee and the Board periodically review the composition of the Board to ensure that it appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties.

Executive Officers

Certain information with respect to our executive officers is set forth under the heading “Information About Our Executive Officers” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and is hereby incorporated by reference. There are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was or is to be selected as an officer.

Director Compensation

Compensation for non-employee directors is determined by the Board. Each of the Board Chair, Lead Independent Director and each other non-employee director receives annual retainers for Board service in the amounts of $225,000, $195,000, and $175,000, respectively, which are split 50% in cash and 50% in equity of the Company. In addition, the Chair of the Audit Committee and the Chair of the Human Capital & Compensation Committee each receives incremental annual compensation of $15,000, and the Chair of the Nomination & Governance Committee receives an incremental $10,000 in annual compensation. All such additional compensation to the chairs of the committees is paid in cash. All cash compensation for the annual retainers was paid quarterly in advance, while equity compensation was granted annually around the time of the 2023 annual meeting of stockholders. As previously disclosed, on September 25, 2022, the Board also created a special committee to respond to the unsolicited tender offer from

Coliseum to purchase all of the outstanding stock of the Company. Each member of the special committee other than the chair received $15,000 per month and the chair of the special committee received $20,000 per month. The special committee operated until April 27, 2023.

Our current non-employee directors earned the following compensation for their service during 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Pano T. Anthos	28,195	—	—	—	—	28,195
Gary T. DiCamillo(2)	220,152	96,274	—	—	—	316,426
Adam L. Gray(3)	107,667	111,088	—	—	—	218,755
S. Hoby Darling	59,306	86,401	—	—	—	145,707
Claudia Hollingsworth(2)	211,501	86,401	—	—	—	297,902
R. Carter Pate	67,431	86,401	—	—	—	153,832
D. Scott Peterson(4)	94,793	86,401	—	—	93,333	274,527
Erika Serow	59,306	86,401	—	—	—	145,707
Paul J. Zepf(2)	145,250	—	—	—	—	145,250
Dawn M. Zier(2)	185,438	—	—	—	—	185,438

____________

(1)      Equity compensation paid to directors is in the form of fully vested stock. The value reported was computed in accordance with FASB ASC Topic 718 by multiplying the number of shares issued times the closing trading price on the date of issuance.

(2)      Fees paid in cash include amounts for service on the special committee.

(3)      All Board compensation for Mr. Gray is paid to Coliseum.

(4)      All other compensation consists of amounts paid for consulting services provided by Mr. Peterson to the Company from January 1, 2023 through July 31, 2023, related to the preparation of our and Intellibed, LLC’s financial statements.

PROPOSAL NO. 2 — advisory vote on executive compensation

Pursuant to the Exchange Act, we are requesting stockholder approval of a non-binding advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance, align the financial interests of our executives with those of our stockholders, and drive superior, sustained stockholder value. Our executive compensation program, which is administered by our Human Capital & Compensation Committee, is intended to align actual compensation payments to actual Company performance and stockholder returns and to adjust upward during periods of strong performance or downward when performance is short of expectations.

We believe the performance-based incentives provided under our executive compensation program appropriately align the actual compensation paid to our executives with actual performance and increased stockholder value. Consistent with our pay-for-performance philosophy, our executive compensation program is designed to provide meaningful opportunities for compensation upon meeting rigorous performance expectations but does not provide for any significant guaranteed compensation or pay incentives without achieving Company and individual performance goals as well as significant increases in our stock price.

As discussed further in this proxy statement, our 2023 compensation decisions focused primarily on the need to hire, motivate, and reward our new executive team. To address executive retention and motivation objectives, our executives participate in a long-term incentive plan awarding grants with a three-year performance period.

See the “Executive Compensation” section of this proxy statement and the related tables and narrative disclosure for additional information regarding our compensation program for the named executive officers.

The Board recommends that stockholders approve the following advisory resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement including the compensation tables and narrative disclosure.”

Vote Sought

Although this advisory resolution is non-binding, the Board values input from stockholders on our executive compensation program. Our Human Capital & Compensation Committee will review and consider the voting results for this proposal in making future decisions concerning our executive compensation program.

Under the Board’s current policy, stockholders are given an opportunity to cast an advisory vote on this subject annually, with the next opportunity occurring in connection with the Company’s annual meeting of stockholders in 2025.

Recommendation

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in this proxy statement.

Unless marked otherwise, proxies received will be voted “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in this proxy statement.

EXECUTIVE COMPENSATION

Human Capital & Compensation Committee Report

The Human Capital & Compensation Committee of the Board, consisting entirely of independent directors during 2023, has reviewed and discussed with management the following Compensation Discussion & Analysis. Based upon the Human Capital & Compensation Committee’s review and discussions with management, the Human Capital & Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Claudia Hollingsworth, Chair
S. Hoby Darling
R. Carter Pate
Erika Serow

Executive Summary of 2023 Performance

Net revenues decreased $36.3 million, or 17.4%, to $510.5 million for 2023, as compared to the prior year. The decrease in net revenues was primarily due to continued soft demand for home-related products. This decline was partially offset by the positive response to the launch of our new Premium and Luxe product lineups in May 2023. During the fourth quarter of 2023, our new product lineup became fully accessible across all sales channels which led to our highest level of quarterly net revenues since the fourth quarter of 2021.

Gross profit decreased $26.4 million, or 7.2%, to $171.8 million for 2023, as compared to the prior year. This decrease reflected the impact of our gross profit percentage declining to 33.7% of net revenues in 2023 as compared to 36.3% in 2022. Our gross profit percentage in 2023 was adversely impacted by new mattress and base floor models being sold to our wholesale partners at reduced pricing, increased labor and freight costs related to the transition to our new products, the wrap-around on manufacturing efficiencies from last year when we had a higher amount of inventory production, and increased discounting of mattresses sold through our online channels as we transitioned to our new Premium and Luxe product lineups.

Operating expenses increased 13.8% to $285.5 million in 2023 compared to $250.8 million in the prior year. This increase was primarily due to higher advertising spend which began increasing in mid-May in alignment with the launch of our new Premium and Luxe product lineups and enhanced brand positioning, increased legal and professional fees associated with actions conducted by a special committee of independent directors to address an unsolicited offer to buy the Company and resolve subsequent litigation brought against us for actions taken by the special committee in response to the offer, and an increase in research and development costs. Operating expenses in 2023 also included a $6.9 million loss on impairment of goodwill.

Other expense was $7.5 million in 2023 compared to other income of $163.2 million in 2022. Other expense in 2023 was primarily comprised of interest expense, losses on debt extinguishments and losses on disposals of property and equipment. Other income in 2022 primarily related to reducing our tax receivable agreement liability to zero by the end of that year and recognizing tax receivable agreement income of $162.0 million in 2022. For reasons similar to those that led to the recording of a full valuation allowance on our deferred tax assets, we evaluated the probability of amounts being owed pursuant to the tax receivable agreement and determined the likelihood of a future liability was not probable.

Income tax expense was de minimis in 2023 compared to $213.2 million in 2022. The income tax expense amount in 2023 resulted from various state income taxes. Income tax expense in 2022 reflected the impact of establishing a full valuation allowance on our deferred tax assets by the end of that year and recognizing deferred tax expense of $213.9 million in 2022. Based on available evidence, we concluded it was more likely than not that our deferred tax assets would not be realized and that a full valuation allowance for deferred tax assets was appropriate.

Net loss attributable to Purple Innovation, Inc. was $120.8 million for 2023, compared to $92.5 million for 2022. The net loss in 2023 reflected an operating loss of $113.7 million and other expense of $7.5 million.

Named Executive Officers

We refer to the individuals below as our named executive officers (our “NEOs”) for 2023:

Name	Position Title
Robert T. DeMartini	Chief Executive Officer
Todd Vogensen	Chief Financial Officer(1)
Bennett L. Nussbaum	Interim Chief Financial Officer(2)
John J. Roddy IV	Chief People Officer
Eric S. Haynor	Chief Operating Officer
Keira Krausz	Chief Marketing Officer

____________

(1)      Mr. Vogensen began serving as Chief Financial Officer on October 16, 2023.

(2)      Mr. Nussbaum ceased serving as Interim Chief Financial Officer on October 16, 2023.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis reviews the principles underlying our compensation policies and decisions for 2023.

Executive Compensation Principles & Best Practices

What We Do	What We Do Not Do

•   Pay For Performance — We align the interests of our executives and stockholders using financial performance-based annual cash incentive compensation and service and stock price-based three-year long-term cash and equity incentive compensation.

•   Double-Trigger Change in Control — A “change in control” by itself is not sufficient to trigger payments, it must also be accompanied by a qualifying termination.

•   Annual Risk Assessment — We conduct an annual risk analysis of our executive compensation program to ensure that our program does not encourage inappropriate risk-taking. We also annually review “burn rate” resulting from equity grants to ensure it is not excessive.

•   Compensation Benchmarking — We compare our executives’ total compensation to a peer group for market comparable data. We evaluate that peer group annually to ensure that it remains appropriate.

•   Independent Compensation Consultant — We engage an independent compensation consultant to review and provide recommendations regarding our executive compensation program.

•   No Automatic Salary Increases — We do not provide for automatic salary increases.

•   No Excise Tax Gross Ups — We do not provide for excise tax gross-ups in the event of a change-in-control.

•   Prohibitions and Limitations on Short Sales, Pledging and Hedging — Our Insider Trading Policy prohibits our officers and directors from any short sale activities. Our Insider Trading Policy prohibits pledging and discourages hedging unless pre-clearance is granted.

•   Executive Benefits/Perquisites — We do not maintain any defined benefit or supplemental retirement plan, nor do we provide other personal benefits to our NEOs that are not available to all employees.

•   Short-Term Incentive Plan — We do not pay annual incentive bonuses under the short-term incentive plan (“STIP”) when the adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) minimum target threshold is not met.

•   Long-term Incentive Plan — Our long-term equity incentive plan prohibits repricing or buyouts of underwater options or stock appreciation rights without stockholder approval.

Compensation Philosophy

Our compensation program is designed to attract, motivate, and retain highly talented executives, and to provide competitive compensation opportunities that align management’s interests with the short- and long-term interests of our stockholders. Our incentive compensation plans are designed with the objectives of motivating the desired performance and maximizing shareholder value.

In general, relative to an appropriately sized peer group that has been approved by the Human Capital & Compensation Committee, we strive to set base salaries, or fixed compensation, and short- and long-term incentive opportunities, or variable, at-risk compensation, for our top executives around the market medians. We use the data from the compensation peer group solely for informational purposes, however, and do not make significant pay decisions based on market data alone. We design our incentive compensation plans to deliver total compensation above the 50th percentile relative to our peers when justified by the performance and stock price achievement of the Company.

Consistent with our compensation philosophy, our compensation program is designed to align the interests of our executives with those of our stockholders. To achieve this compensation objective, a significant portion of each NEO’s total direct compensation is at risk and dependent on our achievement of pre-determined financial, operational, and stock performance objectives. Additionally, we maintain stock ownership guidelines which we believe further strengthen the alignment between management and our stockholders. We believe that our compensation program, supported by our underlying compensation philosophy, serves to motivate management to execute on the strategic and operational plans that will deliver continued profitability and sustained increases in stockholder value over the long-term.

The forms and level of compensation for each NEO are determined after considering several factors, including the executive’s position and scope of responsibility within our Company, ability to assume increasing responsibility within the Company, the competitive compensation data, performance results, and, at times, other external market-based factors. The Human Capital & Compensation Committee uses all of this information when establishing compensation opportunities in order to arrive at a comprehensive package that both emphasizes performance and is competitive in the marketplace.

The Human Capital & Compensation Committee reviews and considers this philosophy at least annually and may adjust it from time to time as deemed necessary or appropriate.

Evaluation of Stockholder “Say — on — Pay” Vote Results

We value input from our stockholders on our executive compensation programs. Our Board seeks an annual non-binding advisory vote from stockholders to approve our executive compensation. At our annual shareholders’ meeting held in 2023, our stockholders approved our executive compensation with over 99% of the votes cast voted in favor of our executive compensation. Based on our Say-on-Pay advisory vote results, we believe our overall executive compensation program was well received by our stockholders as it is tailored to our business strategies, aligned with our pay for performance philosophy, and designed to create long-term value for stockholders.

Primary Elements of Compensation

Component	Description	Primary Objective
Base Salary	Fixed cash compensation	• Provide competitive fixed compensation considering the job responsibilities, individual performance, experience, expertise, and qualifications
Short-Term Incentive Plan (“STIP”)	Performance-based cash compensation tied to the achievement of pre-determined, quantitative financial performance goals and if obtained, qualitative personal performance criteria	• Financial metrics focus our NEOs on achieving key short-term business objectives that are critical to our growth and overall success

Component	Description	Primary Objective
Long-Term Incentive Program (“LTIP”)

Annual long-term incentive awards consisting of:

•   35% time-based (generally, restricted stock units or “RSUs”) that vest annually over a three-year period; and

•   65% performance-based (generally, performance stock units or “PSUs”) that vest at the conclusion of a three-year performance period based on absolute stock price growth

•   Promote retention through the use of long-term incentives, both time and performance-based, that vest over a multi-year period

•   Motivate sustained, long-term value creation

•   Align executive and stockholder interests by encouraging meaningful stockholder value delivery before any awards vest

Compensation Mix

We believe that our compensation program provides significant alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of pre-determined quantitative performance goals through our short-term incentive plan and rigorous absolute stockholder return goals through our long-term incentive plan. The below graphics illustrate the mix between fixed pay (base salary) and at-risk incentive pay (short-term incentives in the form of cash and long-term incentives which are generally in the form of RSUs and PSUs) for our CEO and the average of our other NEOs, in each case based on target levels of compensation. For clarity, the average NEO compensation mix includes our NEOs for 2023 other than Mr. DeMartini, who serves as our CEO.

Compensation Process

The Human Capital & Compensation Committee, with advice and analyses from its independent outside advisor, Lyons, Benenson & Company Inc. (“LB&Co.”), considers current compensation levels, benchmarking and other data of peer companies, individual and Company performance, future leadership potential and succession planning, among other factors, in determining appropriate target compensation levels for our NEOs. The Human Capital & Compensation Committee does not use a formula to weight these factors, but instead uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of target compensation among our NEOs.

After the end of the performance period to which a particular incentive award relates, the Human Capital & Compensation Committee reviews our performance relative to the applicable performance targets and recommends payouts based on that performance. The Human Capital & Compensation Committee generally has the discretion to recommend payouts that are above or below what would be indicated based on actual performance levels for the applicable performance period. For purposes of determining the amount of a payout to recommend, if any, it may also consider infrequent or non-recurring items that are not reflective of ongoing operations, such as the effects of major corporate transactions or other items that the Human Capital & Compensation Committee determines, in its judgment, significantly affect our results relative to the pre-determined performance targets (including financials).

Consistent with our executive compensation philosophy, the Human Capital & Compensation Committee, in consultation with LB&Co., establishes a benchmark peer group for compensation comparison purposes.

At least annually, the Human Capital & Compensation Committee reviews the compensation peer group to confirm that it includes companies that are comparable to us in industry focus, scope of operations and size (based on revenues). We also, from time to time, consider for inclusion in the peer group companies from other tangentially related industries that would be appropriately considered to be a part of the marketplace for talent within which we compete. We use this data solely for informational purposes, and we do not make significant pay decisions based on the market data alone.

The 2023 peer group, which was approved in late 2022 for use in our 2023 compensation planning cycle, varies significantly from our 2022 peer group (which was designed to be aspirational), as follows: we removed six companies (Casper Sleep, Inc., which was taken private; and Haverty Furniture Companies, Inc., La-Z-Boy Incorporated, Malibu Boats, Inc., Medifast, Inc., and MillerKnoll, Inc., as each of these companies had revenues significantly larger than ours, between $1 and $4.2 billion), and we added four companies that we believe are more appropriately sized in Ethan Allen Interiors Inc., Flexsteel Industries, Inc., The Lovesac Company, and The RealReal, Inc. The resulting 2023 peer group consisted of 15 companies with median revenues of $655.9 million and median market capitalization of approximately $571.6 million and is set forth below.

Blue Apron Holdings, Inc.	Sleep Number Corporation
Ethan Allen Interiors Inc.	The Lovesac Company
Flexsteel Industries, Inc.	The RealReal, Inc.
GoPro, Inc.	Traeger, Inc.
Hooker Furnishings Corporation	Vivint Smart Home, Inc.
iRobot Corporation	Warby Parker Inc.
Nautilus, Inc.	Yeti Holdings Inc.
Overstock.com, Inc.

This peer group was designed to include companies with more comparable (rather than aspirational) revenues (at the median) to ours, while continuing to emphasize companies that are focused on technology and innovation, particularly in the consumer discretionary and home furnishings industries, and, to the extent possible, are also digitally native with both online and bricks and mortar retail facilities. The Human Capital & Compensation Committee recognizes that this group continues to include certain companies that are larger than the Company, in some cases significantly so; nevertheless, it views this peer group as appropriate considering the importance it ascribes to providing competitive compensation opportunities that are sufficient to attract and retain the talented executives needed to lead the Company.

Roles & Responsibilities in the Compensation Process

The Company’s compensation philosophy drives our decision-making process. Decisions about individual levels of each compensation element involve the participation of multiple parties, following a comprehensive, multi-step process. The key parties and their roles in the process are described below:

Role of the Human Capital & Compensation Committee

The Human Capital & Compensation Committee is appointed by our Board to assist it in fulfilling its oversight responsibility by overseeing all significant aspects of our compensation policies and programs, including:

•        Reviews and approves the compensation and annual performance objectives and goals of our executive officers.

•        Reviews, approves, and administers incentive-based and equity-based compensation plans in which our executive officers participate.

•        Evaluates CEO and other NEO performance in light of the Company’s goals and objectives and recommends to the Board the salaries and short- and long-term incentives for our NEOs.

•        Evaluates risks created by our compensation policies and practices and considers any reasonably likely effect of such risk.

•        Reviews and recommends to our Board new or modified executive compensation programs (if any).

Role of Management

During 2023, our CEO, in consultation with the Board, set our strategic direction and worked with the Human Capital & Compensation Committee to identify and set appropriate performance goals and compensation targets for executive officers (other than himself). He made recommendations to the Human Capital & Compensation Committee regarding the elements of compensation for each of our executive officers reporting to him and provided the Human Capital & Compensation Committee with his evaluation of those officers’ performance. He was assisted, as needed, by other members of management, including our Chief Financial Officer, Chief Legal Officer, and Chief People Officer for purposes of administering and implementing the compensation program.

Role of the Consultant

During 2023, the Human Capital & Compensation Committee engaged LB&Co. as its independent compensation consultant to advise on executive compensation and related corporate governance matters. LB&Co. assisted the Human Capital & Compensation Committee in determining the compensation peer group, which is described in more detail above. LB&Co. also advised the Human Capital & Compensation Committee on competitive compensation practices and comparative market data, which the Human Capital & Compensation Committee considered in addressing and determining the appropriate levels of compensation for each NEO relative to the marketplace. The services that LB&Co. provided to the Human Capital & Compensation Committee included:

•        Advise on the Company’s compensation philosophy, strategy, and program.

•        Provide advice and counsel on best practices in compensation and corporate governance.

•        Provide and analyze competitive market compensation data and make recommendations, as appropriate.

•        Assist in the negotiation of executive employment agreements, as applicable.

•        Analyze the appropriateness of the compensation peer group.

Independence of the Compensation Consultant

LB&Co. did not provide other consulting services to us or any of its executive officers in 2023. In selecting LB&Co. as its compensation consultant, the Human Capital & Compensation Committee considered the independence of LB&Co. The Human Capital & Compensation Committee concluded that no conflict of interest exists that would prevent LB&Co. from independently advising the Human Capital & Compensation Committee.

Compensation Elements

Base Salary

Base salary is the fixed element of an executive officer’s annual compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. The Human Capital & Compensation Committee reviews the base salary for each of our executive officers on an annual basis and considers the following factors in making its determinations:

•        the executive officer’s position;

•        responsibilities associated with that position;

•        experience, expertise, knowledge and qualifications;

•        market factors;

•        the industry in which we operate and compete;

•        recruitment and retention considerations;

•        the executive officer’s individual compensation history;

•        internal equity among salary levels of the members of our executive team and similarly situated/comparable executives in our peer group; and

•        our overall compensation philosophy.

For 2023, the Human Capital & Compensation Committee reviewed and made recommendations on base salaries of our NEOs, and the Board approved the Committee’s recommendations. The 2023 base salaries of our NEOs as of the calendar year end were as follows:

Name	2023 Base Salary Rate	2022 Base Salary Rate	% Change
Robert T. DeMartini(1)	$680,000	$680,000	—%
Todd Vogensen(2)	$600,000	$—	—%
Bennett L. Nussbaum(3)	$—	$—	—%
John J. Roddy IV	$406,850	$395,000	3.0%
Eric S. Haynor	$498,750	$475,000	5.0%
Keira Krausz	$450,000	$400,000	12.5%

____________

(1)      Under the terms of the Amendment to Mr. DeMartini’s Amended and Restated Employment Agreement entered into on January 26, 2024, his base salary effective March 19, 2024, will be $725,000 annually.

(2)      Mr. Vogensen started with the Company on October 16, 2023.

(3)      Mr. Nussbaum was paid consultant fees in the amount of $50,000 per month. Mr. Nussbaum ceased acting as the Company’s Chief Financial Officer on October 16, 2023, and his consulting contract expired on December 31, 2023.

Short-Term (Cash) Incentive Compensation

Our executives are eligible for annual cash incentive compensation under our annual short-term incentive plan (“STIP”). Annual incentives under the STIP are intended to motivate the executive officers to achieve short-term company financial performance goals that will inure to the benefit of our Company and stockholders and align our executive officers’ interests with those of the stockholders. The annual cash incentives provide payout opportunities based on the achievement of pre-determined financial performance objective(s), with actual cash bonuses earned based on the achievement of such corporate performance objective(s) during the year.

Each year, the Human Capital & Compensation Committee determines the annual target bonus opportunity for each executive officer under our STIP. Our annual cash incentive compensation is generally structured to deliver competitive payouts when performance targets are achieved or exceeded. In April 2023, the Human Capital & Compensation Committee, in consultation with management, agreed to Net Revenue and Bonus Adjusted EBITDA targets under the STIP, each equally weighted.

Net Revenue includes all recognized revenue from the sale of our products less amounts for sales discounts and sales returns allowances. Bonus Adjusted EBITDA represents EBITDA excluding certain costs determined to be non-operating and one time in nature, such as non-recurring legal fees, severance costs, one time production costs, and showroom startup costs.

For 2023, the annual incentive targets for our NEOs under the STIP were as follows:

Name	Target (as % of Base Salary)
Robert T. DeMartini	100%
Todd Vogensen(1)	N/A
Bennett L. Nussbaum(2)	N/A
John J. Roddy IV	50%
Eric S. Haynor	50%
Keira Krausz	50%

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(1)      Mr. Vogensen started with the Company on October 16, 2023, and did not participate in the 2023 STIP. For 2024 his annual incentive target is 75% of base salary.

(2)      Mr. Nussbaum did not participate in the STIP but was eligible to receive incentive compensation under his Second Consultancy Agreement, which is described further below.

For 2023, the formula governing the generation of annual incentives for our NEOs was (dollars in millions):

	Threshold	Target	Stretch	Maximum	2023 Achievement
Net Revenue ($ in millions)	$603.1	$670.2	$754.0	$837.7	$510.5
Payout (as a % of Target)	50%	100%	150%	200%	0%
Bonus Adjusted EBITDA ($ in millions)(1)	$24.3	$31.7	$52.0	$76.0	$(53.6)
Payout (as a % of Target)	50%	100%	150%	200%	0%

____________

(1)      Bonus Adjusted EBITDA is a non-GAAP financial measure calculated before bonus expense that also removes the impact of certain non-cash and non-recurring costs. More information about this measure, including a reconciliation to the nearest GAAP measure, is provided below under the heading “Non-GAAP Financial Measures.”

As the table above indicates, for threshold level performance achievement under each measure, 50% of the target bonuses would be paid out; for maximum level performance achievement, 200% of the target bonuses would be paid out. Achievement between the points under each measure would be interpolated on a straight-line basis to determine the actual payout. The Bonus Adjusted EBITDA threshold must be met for any payout to occur. We did not achieve the Net Revenue or Bonus Adjusted EBITDA thresholds and, as a result, there was no STIP payout for 2023 to our NEOs.

Long-Term (Equity) Incentives

Long-term equity incentives under our Board approved Long Term Incentive Plan (“LTIP”) are designed to motivate management to enable the Company to achieve sustained long-term performance improvements by linking a significant portion of compensation to shareholder returns. The Company issues awards of long-term equity compensation under the LTIP consistent with the objectives and philosophy of our compensation programs. Our LTIP is governed by the Purple Innovation, Inc. 2017 Equity Incentive Plan as amended (“2017 Plan”), which was approved by our stockholders.

Pursuant to the authority of the Board under the 2017 Plan, the Board generally grants long-term incentive awards under the LTIP annually in the first half of the year to motivate forward-looking, long-term performance and promote retention among our executive team. In June 2023, we awarded RSUs and performance-based PSUs to our NEOs, as described below.

Forms of Long-Term Incentives

RSUs, which vest ratably, annually over a three-year period (on each of March 15, 2024, 2025, and 2026), promote retention and motivate our NEOs to strive for share price appreciation. Holders of RSUs do not have voting rights or dividend participation rights until delivery of the underlying shares.

PSUs are generally the largest portion of an NEO’s long-term incentive and cliff-vest on March 15 of the third calendar year following the grant based on the achievement of certain specified performance targets. Up to the full amount of granted PSUs can vest, but less than the full amount also may vest depending on performance above a minimum threshold.

For 2023, the Human Capital & Compensation Committee approved the target long-term equity compensation value to position each executive officer within competitive levels. Each NEO’s target award value was allocated 35% to RSUs and 65% to PSUs, and the amount allocated was converted to a number of shares based on the higher of the 30-trading day volume weighted average price (“VWAP”) or closing price of our Class A Stock on the grant date as follows:

Name	Target Award Amount	RSUs	PSUs	Total Units
Robert T. DeMartini	$1,500,000	169,585	314,983	484,527
Todd Vogensen(1)	$—	—	—	—
Bennett L. Nussbaum(2)	$—	—	—	—
John J. Roddy IV	$305,138	34,497	64,067	98,565
Eric S. Haynor	$374,063	42,290	78,539	120,829
Keira Krausz	$309,000	34,934	64,878	99,813

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(1)      Mr. Vogensen started with the Company on October 16, 2023, and pursuant to his offer letter for employment he was granted $600,000 of inducement grants in 2024 outside of the 2017 Plan.

(2)      Mr. Nussbaum was not eligible for awards under the LTIP plan.

PSUs granted to the NEOs in 2023 may be earned at a specific stock price, as set forth in the table below. Twenty-five percent (25%) of the PSUs may be earned for threshold level stock-price achievement and 100% of the PSUs may be earned for target level stock-price achievement. No shares will be issued under the PSUs if the stock price threshold is not met. For purposes of determining stock-price achievement, the share price is measured using a 60 consecutive trading day VWAP as of March 15 of the third calendar year following the grant. The minimum threshold requires growth in value of over 15% relative to the price of the stock at grant which, if achieved, results in 25% of the units vesting (and the shares underlying the units being issued). Above threshold, the number of units vesting (and the shares underlying the units being issued) occurs as follows: at 32% stock-price growth, 50% of the granted units vest; at 52% growth, 75% of the granted units vest; at 75% or more growth, 100% of the units vest; and at growth percentages between these points, vesting will be determined on a straight-line interpolation. For 2023, the thresholds were as follows:

Stock Price	<$ 3.56	$3.56	$4.09	$4.71	$5.41
% Of PSUs Vesting	0%	25%	50%	75%	100%

Perquisites and Other Generally Available Benefits and Compensation

We do not provide perquisites available only to executives. We provide executives, and all other full-time employees, medical, dental, and basic life insurance, short-term disability coverage, paid sick leave, 10 paid holidays per year, flexible time off, and a matched 401(k) contribution. The value of the 401(k) matching contribution can be as high as 5% of an employee’s base salary, depending on the amount contributed by the executive. We do not offer a pension or retirement plan for any employees based on length of employment and/or age at retirement, however, we do offer a 4-week paid sabbatical after an employee has been with the company for 7 years. Consistent with our philosophy to promote a pay-for-performance culture, other provided perquisites are minor.

Employment Agreements

Robert T. DeMartini

On March 1, 2022, Mr. DeMartini was appointed to be the Company’s Chief Executive Officer on a permanent basis. On March 19, 2022, in connection with Mr. DeMartini’s appointment as Chief Executive Officer, the Company and Mr. DeMartini entered into an amended and restated employment agreement (the “Amended and Restated DeMartini Employment Agreement”), which amended and restated the DeMartini Employment Agreement.

Under the Amended and Restated DeMartini Employment Agreement, Mr. DeMartini’s compensation includes (i) a base salary at an annual rate of $680,000; (ii) an annual bonus opportunity not less than 100% of base salary at target performance; (iii) RSUs relating to 500,000 shares of Company’s Class A Stock and stock options to purchase 500,000 shares, for which one third of each of the RSUs and options vest on each anniversary of the grant date, provided Mr. DeMartini remains in continuous employment with the Company; (iv) vacation and other benefits generally available to other senior executives of the Company, including participation in the Company’s STIP and LTIP (starting with additional equity grants in 2023 and thereafter valued at $1,500,000 per year); and (v) reimbursement for all reasonable out-of-pocket travel and other business expenses.

If the Company provides less than 30 days’ prior written notice of termination, other than in the case of a termination for cause, Mr. DeMartini will be entitled to receive his base salary through the end of a 30-day period following the date on which written notice is provided to him. In addition, if Mr. DeMartini’s employment is terminated without Cause by the Company or he resigns for Good Reason outside or inside a Change in Control Period (each as defined in the Amended and Restated DeMartini Employment Agreement), then he shall be entitled to receive different benefits as described below — Potential Payments upon Termination or Change in Control.

The Amended and Restated DeMartini Employment Agreement contains other typical provisions such as noncompetition and non-solicitation covenants, confidentiality obligations and assignment of intellectual property. Mr. DeMartini also receives vacation and other benefits generally available to other senior executives of the Company.

On January 26, 2024, the Company and Mr. DeMartini entered into an amendment to the Amended and Restated DeMartini Employment Agreement (the “Amendment to the Amended and Restated DeMartini Employment Agreement”). Under the Amendment to the Amended and Restated DeMartini Employment Agreement, the Company agreed that, among other things: (i) Mr. DeMartini’s base salary was increased, effective March 19, 2024, to $725,000; (ii) Mr. DeMartini will be eligible to earn a special recognition bonus equal to $850,000 that will be payable 10% on August 1, 2024, 20% on February 1, 2025 and 70% on August 1, 2025, provided he continues to be employed by the Company and subject to Mr. DeMartini’s obligation to repay any such bonus actually received in the event his employment is terminated other than by the Company without Cause prior to June 30, 2026, subject to certain conditions; and (iii) Mr. DeMartini will be eligible to earn a cash payment of up to $5,000,000, less tax and other required withholdings, based on the VWAP of the Company’s Class A Stock during the period from March 16, 2026 through June 30, 2026 subject to his continued employment with the Company, with the amount earned payable in quarterly installments commencing with the first payroll period following June 30, 2026.

In addition, under the Amendment to the Amended and Restated DeMartini Employment Agreement, in the event of Mr. DeMartini’s retirement, subject to certain conditions, all of Mr. DeMartini’s RSUs then outstanding and unvested will vest in accordance with the remaining schedule as if Mr. DeMartini remained employed for an additional 12 months and all of Mr. DeMartini’s outstanding PSUs then outstanding will be eligible to vest on a pro-rata basis, subject to the performance achieved at the same time as active Company employees with the same type of PSUs. Accordingly, the revised vesting terms in the Amendment to the Amended and Restated DeMartini Employment Agreement amend the terms in Mr. DeMartini’s RSU and PSU grant agreements dated June 20, 2023.

Todd Vogensen

In connection with his appointment as Chief Financial Officer, Mr. Vogensen entered into an offer letter with us on September 18, 2023. His offer letter provided for annual base salary of $600,000 and eligibility for a short-term cash bonus of up to 75% of his annual base salary beginning with the year 2024 to be payable in 2025. Mr. Vogensen also received a signing bonus of $100,000 paid in two installments, the first half upon completion of 30 days of employment and the second half upon completion of six months of employment.

The Company also agreed to grant to Mr. Vogensen, on the first day trading is allowed under the Company’s Insider Trading Policy on or after his start date, a one-time equity grant valued at $600,000 based on the 30-trading day VWAP price of the Company’s Common Stock on the day of the grant as an inducement grant outside the Company’s 2017 Plan in accordance with the Nasdaq inducement grant exception. This grant was awarded in PSUs (65%) and RSUs (35%). The PSUs have a three-year cliff vesting schedule and are contingent upon the stock price hitting certain performance thresholds on the third anniversary of the grant. The RSUs have a vesting schedule of one-third vesting every 12 months from the grant date.

The Company also agreed to pay Mr. Vogensen a reasonable commuting benefit from New York until the earlier of one year from his employment start date or his relocation to Utah. The Company agreed to pay moving costs related to his relocation to Utah within 12 months of his start date, as well as up to $5,000 to be used for a secondary move from a temporary Utah residence to a permanent Utah residence. Mr. Vogensen also receives vacation and other benefits generally available to other senior executives of the Company.

If Mr. Vogensen is terminated without Cause, he may also be entitled to an amount equal to up to 14 weeks plus one week for each completed year of service of base salary, pursuant to the Company’s severance policy. Upon termination without Cause, all unvested PSUs and RSUs will be forfeited and cancelled, unless such termination occurs within 12 months following a change in control as defined in the 2017 Plan.

Mr. Vogensen is entitled to a special recognition bonus payment equal to 15 months of base salary. The special recognition bonus payment is payable, subject to his continued employment with the Company, 10% on August 1, 2024, 20% on February 1, 2025, and 70% on August 1, 2025.

Bennett L. Nussbaum

As previously disclosed, we entered into a second consultancy agreement (the “Second Consultancy Agreement”) with Mr. Nussbaum in 2022 pursuant to which he served as our Interim Chief Financial Officer. The Second Consultancy Agreement remained in effect until December 31, 2023.

Under the terms of the Second Consultancy Agreement, Mr. Nussbaum was to receive compensation comprised of (1) $50,000 per month, (2) non-discretionary additional compensation in the total amount of $100,000 for each six months of the term and renewal term of the Agreement, pro-rated for a partial period, and (3) potential additional discretionary payments of up to a total of $300,000 per 12-month period at the discretion of our Chief Executive Officer. As previously disclosed, Mr. Nussbaum also was eligible to receive certain equity-based compensation. The amounts received by Mr. Nussbaum under the Second Consultancy Agreement for 2023 are reflected in the Summary Compensation Table.

John J. Roddy IV

In connection with his appointment as Chief People Officer, Mr. Roddy entered an offer letter with us on September 27, 2021. His offer letter provided for an annual base salary of $345,000 and eligibility for a short-term cash bonus of up to 50% of his annual base salary. Mr. Roddy also received a signing bonus of $80,000 paid in two installments during 2022. Under his offer letter, he was entitled to increases in his base salary, at the discretion of the Company, and in 2022 his annual base salary was increased to $395,000. In addition, Mr. Roddy received an initial award in 2021 of PSUs (65%) and RSUs (35%) equal to the amount of his initial base salary at that time. The Company also agreed to pay Mr. Roddy a $2,000 monthly commuting benefit for the first 12 months of his employment and moving costs related to his relocation to Utah within 15 months of his start date. Mr. Roddy also receives vacation and other benefits generally available to other senior executives of the Company.

If Mr. Roddy is terminated without Cause, he may also be entitled to an amount equal to up to 14 weeks plus one week for each completed year of service of base salary, pursuant to the Company’s severance policy. Upon termination without Cause, all unvested PSUs and RSUs will be forfeited and cancelled, unless such termination occurs within 12 months following a change in control as defined in the 2017 Plan.

Mr. Roddy is entitled to a special recognition bonus payment equal to 15 months of his base salary. The special recognition bonus payment is payable, subject to the employee’s continued employment with the Company, 10% on August 1, 2024, 20% on February 1, 2025, and 70% on August 1, 2025.

Eric S. Haynor

In connection with his appointment as Chief Operating Officer, Mr. Haynor entered into an offer letter with us on April 29, 2022. His offer letter provides for an annual base salary of $475,000 and eligibility for a short-term cash bonus of up to 50% of his annual base salary. Mr. Haynor also participated in the Company’s LTIP beginning in 2023 and received an equity award commensurate with other senior executives, split between time-based RSUs and performance-based PSUs. Mr. Haynor also receives vacation and other benefits generally available to other senior executives of the Company.

The Company also agreed to grant to Mr. Haynor, effective as of his start date, a one-time equity grant valued at $500,000 based on the 30-trading day VWAP price of the Company’s Common Stock on the day of the grant as an inducement grant outside the Company’s 2017 Plan in accordance with the Nasdaq inducement grant exception. This grant was awarded in PSUs (65%) and RSUs (35%). The PSUs have a three-year cliff vesting schedule and are contingent upon our stock price hitting certain performance thresholds on the third anniversary of the grant. The RSUs have a vesting schedule of one-third vesting every 12 months from the grant date.

If Mr. Haynor is terminated without Cause, he may also be entitled to an amount equal to up to 14 weeks plus one week for each completed year of service of base salary, pursuant to the Company’s severance policy. Upon termination without Cause, all unvested PSUs and RSUs will be forfeited and cancelled, unless such termination occurs within 12 months following a change in control as defined in the 2017 Plan.

Mr. Haynor is entitled to a special recognition bonus payment equal to 15 months of his base salary. The special recognition bonus payment is payable, subject to the employee’s continued employment with the Company, 10% on August 1, 2024, 20% on February 1, 2025, and 70% on August 1, 2025.

Keira Krausz

Ms. Krausz became the Company’s Chief Marketing Officer on November 1, 2022. In connection with her appointment as Chief Marketing Officer, Ms. Krausz entered into an offer letter with us on October 13, 2022. Her offer letter provides for an annual base salary of $400,000 and eligibility for a short-term cash bonus of up to 50% of her annual base salary. Ms. Krausz also participated in the Company’s LTIP beginning in 2023 and received an equity award commensurate with other senior executives, split between time-based RSUs and performance-based PSUs.

The Company also agreed to grant to Ms. Krausz, effective as of her start date, a one-time equity grant valued at $400,000 based on the 30-trading day VWAP price of the Company’s Class A Stock on the day of the grant as an inducement grant outside the Company’s 2017 Plan in accordance with the Nasdaq inducement grant exception. This grant was awarded in PSUs (65%) and RSUs (35%). The PSUs have a three-year cliff vesting schedule and are contingent upon the stock price hitting certain performance thresholds on the third anniversary of the grant. The RSUs have a vesting schedule of one-third vesting every 12 months from the grant date.

If Ms. Krausz is terminated without Cause, she may also be entitled to an amount equal to up to 14 weeks plus one week for each completed year of service of base salary, pursuant to the Company’s severance policy. Upon termination without Cause, all unvested PSUs and RSUs will be forfeited and cancelled, unless such termination occurs within 12 months following a change in control as defined in the 2017 Plan.

Ms. Krausz is entitled to a special recognition bonus payment equal to 15 months of her base salary. The special recognition bonus payment is payable, subject to the employee’s continued employment with the Company, 10% on August 1, 2024, 20% on February 1, 2025, and 70% on August 1, 2025.

Potential Payments upon Termination or Change-in-Control

Mr. DeMartini is the only NEO who has a provision in his employment agreement covering severance payments.

If the Company provides less than 30 days’ prior written notice of termination, other than in the case of a termination for Cause, as defined in the Amended and Restated DeMartini Employment Agreement, Mr. DeMartini will be entitled to receive his base salary through the end of a 30-day period following the date on which written notice is provided to him. In addition, if Mr. DeMartini’s employment is terminated without Cause by the Company or he resigns for Good Reason outside a Change in Control Period, both as defined in the Amended and Restated DeMartini Employment Agreement, then he shall be entitled to receive the following: (i) any accrued and unpaid base salary through the termination date; (ii) any eligible unpaid expense reimbursements; and (iii) all other accrued and vested payments and benefits to which he is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (collectively, items (i) through (iii) are referred to as the “Accrued Benefits”). In addition, subject to his execution of a general release of claims, Mr. DeMartini shall be entitled to (i) an amount equal to his annual base salary, payable in substantially equal installments over 12 months in accordance with the Company’s regular payroll practices; (ii) any earned but unpaid annual bonus for the year preceding the year of termination to be paid at same time earned annual bonuses are paid to other senior executives; (iii) the vesting of his outstanding Company unvested equity awards that vest based on continued service or employment pro-rata through the period ending on the his date of termination; and (iv) subject to his timely election of COBRA coverage, payment of the COBRA premiums for him and his eligible dependents for 12 months.

If Mr. DeMartini’s employment is terminated without Cause by the Company or he resigns for Good Reason during a Change in Control Period (as defined below), then, in lieu of the severance benefits described above, he shall be entitled to receive the Accrued Benefits and, subject to his execution of a general release of claims, he shall be entitled to (i) an amount equal to his annual base salary, payable in substantially equal installments over 18 months in accordance with the Company’s regular payroll practices; (ii) any earned but unpaid annual bonus for the year preceding the year of termination to be paid at same time earned annual bonuses are paid to other senior executives; (iii) the fully accelerated vesting of his outstanding Company equity awards that vest based on continued service or employment so that such awards shall be become fully vested as of his date of termination; and (iv) subject to his timely election of COBRA coverage, payment of the COBRA premiums for him and his eligible dependents for 18 months. The Change in Control Period is the period six months before and 12 months after a Change in Control as defined in the Amended and Restated DeMartini Employment Agreement.

In addition, under the Amendment to the Amended and Restated DeMartini Employment Agreement, in the event of Mr. DeMartini’s retirement, subject to certain conditions, all of Mr. DeMartini’s RSUs then outstanding and unvested will vest in accordance with the remaining schedule as if Mr. DeMartini remained employed for an additional 12 months and all of Mr. DeMartini’s outstanding PSUs then outstanding will be eligible to vest on a pro-rata basis, subject to the performance achieved at the same time as active Company employees with the same type of PSUs. Accordingly, the revised vesting terms in the Amendment to the Amended and Restated DeMartini Employment Agreement amend the terms in Mr. DeMartini’s RSU and PSU grant agreements dated June 20, 2023.

The 2017 Plan, under which officers of the Company have received stock options, RSUs and PSUs, provides that in the event of a change-in-control that the Human Capital & Compensation Committee in its sole discretion may make equitable adjustments that include providing for an acceleration of exercisability and providing for a time period for exercise before a change-in-control. The Human Capital & Compensation Committee also has discretion to cancel awards under the 2017 Plan and to pay cash or other compensation for the value thereof to holders, so long as such cancellation or termination does not materially affect the rights of any participant in the 2017 Plan. The individual grant agreements for awards made under the 2017 Plan provide that in the event of a change in control the Human Capital & Compensation Committee may adjust individual grant agreements in accordance with the 2017 Plan.

For officers who do not have severance provisions in an employment agreement, the Company’s severance policy is to pay 14 weeks plus one week for each completed year of service of base salary. Such severance may be paid out over the time period commensurate with the amount of the severance in installments coinciding with the Company’s regular payroll.

Vested options will remain exercisable for one year for an executive officer whose employment is terminated by reason of death or disability, but no later than the expiration of the option.

The following table shows the estimated benefits payable upon a hypothetical termination of employment under various termination scenarios as of December 31, 2023.

	Termination Without Cause			Termination on Change in Control
Name	Severance	Other(1)	Total	Severance	Other(1)	Total
Robert T. DeMartini	$736,667	494,700	1,231,366	736,667	494,700	1,231,366
Todd Vogensen	161,538	—	161,538	161,538	—	161,538
Bennett L. Nussbaum	—	—	—	—	—	—
John J. Roddy IV	125,185	—	125,185	125,185	59,746	184,931
Eric S. Haynor	143,870	—	143,870	143,870	69,457	213,327
Keira Krausz	129,808	—	129,808	129,808	35,426	165,234

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(1)      Includes certain equity awards that vest per the termination provisions and have value as of December 31, 2023.

The following table shows the estimated benefits that would have been payable upon a hypothetical change in control without a qualifying termination of employment on December 31, 2023.

Name	Change in Control Without Termination(1)
Robert T. DeMartini	$482,471
Todd Vogensen	—
Bennett L. Nussbaum	—
John J. Roddy IV	59,746
Eric S. Haynor	69,457
Keira Krausz	35,426

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(1)      Includes the value of accelerated vesting of certain equity awards that would vest on a change in control and had value as of December 31, 2023.

Governance

Stock Ownership Guidelines

Our senior management and independent, non-employee directors are subject to stock ownership guidelines pursuant to which our NEOs and other equity participants are to retain a certain level of equity granted to them. All participants in our long-term incentive plan who receive equity grants under our 2017 Plan are subject to these stock ownership guidelines. These guidelines provide that 2017 Plan participants are expected to hold equity valued at a multiple of their base salary. Equity is valued for purposes of measuring compliance with the guidelines using a 20-day VWAP. For the CEO, the multiple is 5X base salary, and for other NEOs and other senior leadership, it is 3X base salary. For non-employee directors, the multiple is 3X annual cash retainer for Board service. The multiple is 1X base salary for all other 2017 Plan participants subject to the stock ownership guidelines. The deadline to hold equity valued at the respective multiple of base salary is the later of November 12, 2025, or the fifth anniversary of when the participant first became an equity holder (as defined in the guidelines). Compensatory equity must be retained and not sold (other than to cover taxes) by each recipient until the guideline is met and thereafter equity must be held in a quantity at or above the threshold. These are guidelines that are within the discretion of the Board to adjust, such as to accommodate individual circumstances and unanticipated occurrences. All NEOs were in compliance with the stock ownership guidelines as of December 31, 2023.

Clawback Policy

In October 2023, we adopted the Clawback Policy, which is intended to comply with the requirements of Nasdaq Listing Rule 5608 implementing Rule 10D-1 under the Exchange Act, as amended. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover the excess short- and/or long-term performance-based incentive-based compensation (cash or equity) received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. The Clawback Policy, which is administered by the Human Capital & Compensation Committee, also provides for the discretionary adjustment of incentive compensation for those covered executives who violate Company policy, including but not limited to, our Code of Ethics and our Policy Regarding Accounting, Auditing and Other Ethical and Regulatory Matters, or engage in certain other misconduct, whether related to or outside the context of a financial restatement.

Annual Compensation Risk Assessment

The Human Capital & Compensation Committee regularly monitors and annually reviews our executive compensation program to determine whether the elements of the program are consistent with our executive compensation objectives and principles. As part of this process, the Human Capital & Compensation Committee evaluates whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on the Company, the elements are adjusted as necessary.

Following the Human Capital & Compensation Committee’s annual review in 2023, it was concluded that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Human Capital & Compensation Committee considered the following:

Program Attribute	Risk-Mitigating Effect
• Compensation mix between fixed and variable components and levels, and the balance between short-term and long-term variable compensation

•   Competitive levels of fixed compensation reduce any day-to-day risk taking, while variable compensation ensures our executives are appropriately motivated and rewarded both in the short and long-term

• The quality and reasonableness of incentive plan performance goals and payout formulas

•   Threshold, target and maximum performance and payout levels and funding formulas beginning with lower thresholds increasing to stretch goals that are set within reach and mitigate the likelihood of excessive risk taking in order to achieve a compensation result

• The nature and breadth of the performance metrics that govern both short- and long-term incentive compensation throughout the Company	• Encourages executives to avoid sacrificing short-term performance for long-term performance and vice versa
• The existence of a clawback policy	• Subjects executives to a requirement to surrender any undue incentive compensation that was paid on the basis of financial results that were required to be restated or when there is wrongful conduct
• The existence of robust share ownership guidelines	• Provides a clear link between the economic interests of executives and stockholders over the long-term
• Use of independent compensation consultant that performs no other services for the Company	• Helps ensure advice will not be influenced by conflicts of interest

Tax Considerations in Compensation Decisions

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered executives to the extent such compensation exceeds $1.0 million per covered officer in any year. While the Human Capital & Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Human Capital & Compensation Committee’s broader compensation objectives and overall compensation philosophy, the Human Capital & Compensation Committee understands that it is possible that the compensation payable to our NEOs will exceed the $1.0 million limit under Section 162(m). We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the NEOs essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Executive Compensation

Summary Compensation Table for 2023

The following table summarizes NEO compensation for the years indicated. We are currently a “smaller reporting company” as defined under SEC rules and, as a result, we are required to include only two years of compensation disclosure, rather than three years, in this table:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(5)	Option Awards(6)	Non-Equity Incentive Plan Compensation	All Other Compensation(7)	Total
Robert T. DeMartini	2023	$680,000	$—	$1,903,762	$63,929	$—	$15,977	$2,663,668
Chief Executive Officer	2022	650,000	—	1,154,370	413,659	—	12,373	2,230,402

Todd E. Vogensen(1)	2023	115,385	—	—	—	—	50,000	165,385
Chief Financial Officer

Bennett L. Nussbaum(2)	2023	—	—	—	—	—	873,118	873,118
Interim Chief Financial Officer	2022	—	—	—	11,692	—	1,000,000	1,011,692

John J. Roddy IV	2023	402,748	—	216,843	—	—	47,858	667,449
Chief People Officer	2022	388,077	—	344,630	—	—	160,006	892,713

Eric S. Haynor(3)	2023	490,529	—	265,824	—	—	13,640	769.993
Chief Operations Officer	2022	264,904	—	406,182	—	135,993	156,269	963,348

Keira Krausz(4)	2023	416,616	—	219,586	—	—	—	636,202
Chief Marketing Officer	2022		—	295,725	—			295,725

____________

Notes

(1)      Mr. Vogensen started with the Company on October 16, 2023.

(2)      Mr. Nussbaum was appointed as the Interim Chief Financial Officer on August 18, 2021, in accordance with consultancy agreements. Pursuant to terms of his agreements, he is paid $50,000 per month for his services with additional compensation every six months, which is included as “Other Compensation.” Mr. Nussbaum’s consulting contract with the Company expired on December 31, 2023.

(3)      Mr. Haynor joined the Company as Chief Operating Officer on June 6, 2022.

(4)      Ms. Krausz joined the Company as Chief Marketing Officer on November 1, 2022.

(5)      The value represents the aggregate grant date fair value of RSUs and PSUs as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information on the valuation assumptions used in calculating the grant-date fair value of the awards reported in this column, refer to Note 17, Equity Compensation Plans of the footnotes to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(6)      The value represents the aggregate grant date fair value of stock options and stock appreciation rights (“SARs”) as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information on the valuation assumptions used in calculating the grant-date fair value of the options reported in this column, refer to Note 17, Equity Compensation Plans of the footnotes to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(7)      “All other compensation” for fiscal 2023 is comprised of the following:

          For Mr. DeMartini, $15,977 related to the Company’s contribution to the employee 401(k) retirement plan.

          For Mr. Vogensen, $50,000 related to the payment of the first half of his sign-on bonus.

          For Mr. Nussbaum, $50,000 per month for his services and $273,118 in non-discretionary additional compensation pursuant to terms of his consultant agreement.

          For Mr. Roddy, $17,058 in housing stipends, $13,893 for payments for relocation expenses, $16,500 related to the Company’s contribution to the employee 401(k) retirement plan and $407 related to other non-cash compensation upon the gifting of certain company products.

          For Mr. Haynor, $13,279 related to the Company’s contribution to the employee 401(k) retirement plan and $361 related to other non-cash compensation upon the gifting of certain company products.

Grants of Plan-Based Awards for 2023

The following table provides information on plan-based awards in fiscal 2023 to each of the Company’s NEOs. There can be no assurance that the Grant Date Fair Value of the Stock Awards or the Option Awards, as listed in this table, will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” or “Option Awards” columns of the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert T. DeMartini	04/13/2023		340,000	680,000	1,360,000	—	—	—	—	—	—	—
	06/16/2023	(5)								295,000	6.82	63,929
	06/16/2023	(5)	—	—	—	—	—	—	295,000	—	—	837,800
	06/20/2023		—	—	—	—	—	—	169,585	—	—	461,271
	06/20/2023		—	—	—	78,736	314,943	314,943	—	—	—	449,879
Todd E. Vogensen			—	—	—	—	—	—	—	—	—	—
Bennett L. Nussbaum			—	—	—	—	—	—	—	—	—	—
John J. Roddy IV	04/13/2023		101,713	203,425	406,850	—	—	—	—	—	—	—
	06/20/2023		—	—	—	—	—	—	34,498	—	—	93,835
	06/20/2023		—	—	—	16,017	64,067	64,067	—	—	—	—
Eric S. Haynor	04/13/2023		124,688	249,375	498,750	—	—	—	—	—	—	—
	06/20/2023		—	—	—	—	—	—	42,290	—	—	115,029
	06/20/2023		—	—	—	19,635	78,539	78,539	—	—	—	—
Keira Krausz	04/13/2023		112,500	225,000	450,000	—	—	—	—	—	—	—
	06/20/2023		—	—	—	—	—	—	34,934	—	—	95,020
	06/20/2023		—	—	—	16,200	64,878	64,878	—	—	—	—

____________

(1)      Pursuant to terms of STIP. See Short-term (Cash) Incentive Compensation Plan on page 27.

(2)      PSU award granted on June 20, 2023, with vesting on March 15, 2025, contingent upon achievement of the 60-consecutive trading-day volume weighted average price of our Class A Stock meeting certain price targets. Performance share units will be earned in increments that range from 0% to 100%.

(3)      RSU award granted on June 20, 2023, with one-third of the shares vesting on March 15, 2024, one-third on March 15, 2025, and one-third on March 15, 2026.

(4)      The grant date fair value calculations are computed in accordance with FASB ASC Topic 718 with respect to the RSUs or stock options awarded in fiscal 2023. RSUs include shares that vest with the passage of time and shares that vest upon achievement of a performance condition. The estimated fair value of the RSUs with a performance condition were measured on the grant date and incorporated the probability of vesting occurring. A discussion of the relevant assumptions made in the valuation of these awards can be found in Note 17, Equity Compensation Plans of the footnotes to the Company’s consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2023.

(5)      Stock option and RSU awards became effective on June 16, 2023, with the approval of certain amendments to the 2017 Plan by the shareholders at our 2023 Annual Meeting. The options have an exercise price of $6.82. Both the options and RSUs vest in two installments with 128,333 vesting on March 25, 2024, and 166,667 vesting on March 25, 2025.

Outstanding Equity Awards at Fiscal 2023 Year End

The following table describes outstanding equity awards held by the Company’s NEOs as of December 31, 2023.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(15)
Robert T. DeMartini	111,470	(1)	—		—	6.82	03/24/2027	—		—	—		—
	55,196	(2)	38,334	(2)	—	6.82	05/25/2027	—		—	—		—
	—		295,000	(3)	—	6.82	03/25/2027	—		—	—		—
	—		—		—	—	—	38,334	(4)	39,484	—		—
	—		—		—	—	—	295,000	(5)	303,850	—		—
	—		—		—	—	—	169,585	(6)	174,673	—		—
	—		—		—	—	—	—		—	314,943	(7)	324,391
Todd E. Vogensen	—		—		—	—	—	—		—	—		—
Bennett L. Nussbaum	—		—		—	—	—	—		—	—		—
John J. Roddy IV	—		—		—	—	—	2,177	(8)	2,242	—		—
	—		—		—	—	—	21,331	(9)	21,971	—		—
	—		—		—	—	—	34,498	(6)	35,533
	—		—		—	—	—				12,128	(10)	12,492
	—		—		—	—	—	—		—	42,090	(11)	43,353
	—		—		—	—	—	—		—	64,067	(7)	65,989
Eric S. Haynor	—		—		—	—	—	25,144	(12)	25,898	—		—
	—		—		—	—	—	42,290	(6)	43,559
	—		—		—	—	—	—		—	70,043	(13)	72,144
											78,539	(7)	80,895
Keira Krausz	—		—		—	—	—	43,934	(6)	35,982
	—		—		—	—	—	—		—	75,757	(15)	78,030
											64,878	(7)	66,824

____________

(1)      Stock option awards granted on March 25, 2022, with an exercise price of $6.82 that vest in three annual installments over a three-year period beginning on March 25, 2022.

(2)      Stock option awards granted on June 2, 2022, with an exercise price of $6.82 that vest in three annual installments over a three-year period beginning on March 25, 2022.

(3)      Stock option awards became effective on June 16,2023 with the approval of certain amendments to the 2017 Plan by the shareholders at our 2023 Annual Meeting. The options have an exercise price of $6.82 that vests in two installments with 128,333 vesting on March 25, 2024, and 166,667 vesting on March 25, 2025.

(4)      RSU awards granted on June 2, 2022, that vest in two installments with 55,196 vesting on March 25, 2023, and 38,334 vesting on March 25, 2024.

(5)      RSU awards became effective on June 16,2023 with the approval of certain amendments to the 2017 Plan by the shareholders at our 2023 Annual Meeting. The options have an exercise price of $6.82 that vests in two installments with 128,333 vesting on March 25, 2024, and 166,667 vesting on March 25, 2025.

(6)      RSU awards granted on June 20, 2023, that vest in three annual installments over a three-year period beginning on March 15, 2023.

(7)      PSU awards granted on June 20, 2023, with a March 15, 2026, vesting contingent upon achievement of the 60-consecutive trading-day volume weighted average price of our Class A Stock meeting certain price targets. Performance share units will be earned in increments that range from 0% to 100%.

(8)      RSU awards granted on November 11, 2021, that vest in three annual installments over a three-year period beginning on October 25, 2021.

(9)      RSU awards granted on May 26, 2022, that vest in three annual installments over a three-year period beginning on March 15, 2022.

(10)    PSU awards granted on November 11, 2021, with October 25, 2024, vesting contingent upon achievement of the 60-consecutive trading-day volume weighted average price of our Class A Stock meeting certain price targets. Performance share units will be earned in increments that range from 0% to 100%.

(11)    PSU awards granted on May 26, 2022, with March 15, 2025, vesting contingent upon achievement of the 60-consecutive trading-day volume weighted average price of our Class A Stock meeting certain price targets. Performance share units will be earned in increments that range from 0% to 100%.

(12)    RSU award granted on June 6, 2022, that vest in three annual installments over a three-year period beginning on June 6, 2022.

(13)    PSU awards granted on June 6, 2022, with a June 6, 2025, vesting contingent upon achievement of the 60-consecutive trading-day volume weighted average price of our Class A Stock meeting certain price targets. Performance share units will be earned in increments that range from 0% to 100%.

(14)    PSU awards granted on November 11, 2022, with a November 11, 2025, vesting contingent upon achievement of the 60-consecutive trading-day volume weighted average price of our Class A Stock meeting certain price targets. Performance share units will be earned in increments that range from 0% to 100%.

(15)    Calculated as unvested stock awards multiplied by $1.03, the closing market price of our Class A Stock on December 31, 2023.

Option Exercises and Stock Vested During 2023

The following table provides information on stock option exercises and vesting of stock awards for each of the Company’s named executive officers during the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert T. DeMartini	—	—	166,668	446,665
Todd E. Vogensen	—	—	—	—
Bennett L. Nussbaum	—	—	—	—
John J. Roddy IV	—	—	12,842	36,882
Eric S. Haynor	—	—	12,571	40,856
Keria Krausz	—	—	—	—

____________

(1)      Value realized on vesting is based on the fair market value of our Class A Stock on the date of vesting.

Pay Ratio Disclosure

The following provides information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.

For 2023, we determined that the total compensation of our median employee was $61,271, compared to our CEO’s total compensation of $2,663,668. Based on this information, the 2023 ratio of the annual total compensation of our CEO to our median employee’s annual total compensation was estimated to be 43.5 to 1.

In determining the median employee, we chose the payroll from December 27, 2023, to identify the population of employees. Our median employee was selected from the relevant employee population using W-2 wages, which was consistently applied across our employee population. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Once we identified our median employee, we calculated the median employee’s annual total compensation for 2023 in accordance with the SEC’s rules for the Summary Compensation Table. We did not rely on any material assumptions, adjustments (e.g. cost-of-living adjustments) or estimates (e.g. statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation of our median employee or CEO.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that removes the impact of certain non-cash and non-recurring costs. Management believes that the use of Adjusted EBITDA provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the below table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA, Adjusted EBITDA and Bonus Adjusted EBITDA.

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA, Adjusted EBITDA and Bonus Adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other income (expense), net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment and changes in the fair value of the warrant liability, nonrecurring legal fees, acquisition expenses, executive interim and search costs, severance costs, vendor separation fee and showroom opening costs. Bonus Adjusted EBITDA represents Adjusted EBITDA excluding any cash incentive compensation costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance. Bonus Adjusted EBITDA is used in the determination of meeting the cash incentive payout targets.

(in thousands)	Year Ended December 31, 2023
GAAP net income (loss)	$(121,215)
Interest expense	1,967
Income tax (benefit) expense	8
Other income (expense), net	1,198
Depreciation and amortization	25,105
EBITDA	(92,937)
Adjustments:
Debt extinguishment and change in fair value – warrant liability	4,331
Stock-based compensation expense	4,875
Vendor separation fee	1,050
Special committee fees	11,410
Legal fees	3,697
Acquisition expenses	65
Executive interim and search costs	4,375
Severance costs	868
Showroom opening costs	691
Adjusted EBITDA	(54,696)
Accrued cash incentive expense	1,100
Bonus Adjusted EBITDA	$(53,596)

Pay Versus Performance Table and Information

Year	Summary Compensation Table Total for First PEO(1)	Compensation Actually Paid to First PEO(3)	Summary Compensation Table Total for Second PEO(1)	Compensation Actually Paid to Second PEO(4)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Value of initial fixed $100 investment based on:		Net Income (in thousands)	Adjusted EBITDA
							Total Shareholder Return(2)	Peer Group Total Shareholder Return(2)
2023	$0	$0	$2,663,668	$441,379	$622,429	$400,238	$11.83	$63.98	$(120,757)	$(54,696)
2022	$0	$0	$2,230,402	$1,445,459	$859,194	$710,215	$54.99	$63.18	$(92,470)	$(236)
2021	$2,967,250	$(8,039,121)	$445,210	$631,864	$515,835	$(786,543)	$152.35	$112.61	$3,114	$(9,736)
2020	$3,183,013	$15,201,583	$0	$0	$749,645	$5,425,457	$378.19	$97.89	$(229,780)	$(88,124)

____________

(1)      The First PEO in the table above is Joseph Megibow. The Second PEO in the table above is Robert DeMartini. For 2020, the Non-PEO NEOs were Craig Phillips and John Legg. For 2021, the Non-PEO NEOs were Craig Phillips, John Legg, Bennett Nussbaum, Casey McGarvey, and Patrice Varni. For 2022, the Non-PEO NEOs were Bennett Nussbaum, Casey McGarvey, Patrice Varni, Jack Roddy, and Eric Haynor. For 2023, the Non-PEO NEOs were Bennett Nussbaum, Jack Roddy, Eric Haynor, Keira Krausz, and Todd Vogensen.

(2)      Assumes a hypothetical $100 investment on December 31, 2019, and reflects the cumulative total return to holders of the Company’s Class A Stock and the cumulative total returns of the S&P 500 Home Furnishings Index, which is the industry peer group included in the Stock Performance Graph in our Annual Report on Form 10-K for the year December 31, 2023 (the “2023 Performance Peers”).

(3)      The 2023 Summary Compensation Table (“SCT”) totals reported for the first PEO for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate compensation actually paid (“CAP”):

First PEO SCT Reconciliation
Year	Summary Compensation Total for First PEO	Reported Grant Date Fair Value of Equity Awards(a)	Equity Award Adjustments(b)	First PEO Compensation Actually Paid
2023	$0	$0	$0	$0
2022	$0	$0	$0	$0
2021	$2,967,250	$(1,878,252)	$(9,128,119)	$(8,039,121)
2020	$3,183,013	$(2,181,817)	$14,200,387	$15,201,583

____________

(a)      Represents the amounts reported in the Stock Awards and Option Awards columns of the SCT for the applicable fiscal year. As described above with regard to the SEC’s definitions, when calculating CAP these amounts are first deducted from the SCT Total for the relevant fiscal year.

(b)      Represents the value of equity calculated according to the SEC’s specified CAP methodology. As described above, when calculating CAP, the value of included equity is calculated by adding or subtracting the various items reflected in the following table:

Equity Type	Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	Total Equity Award Adjustments
2023	$0	$0	$0	$0	$0	$0	$0
2022	$0	$0	$0	$0	$0	$0	$0
2021	$0	$0	$0	$(1,532,757)	$(7,595,363)	$0	$(9,128,119)
2020	$3,526,336	$8,663,092	$11,800	$1,999,159	$0	$0	$14,200,387

(4)      The SCT totals reported for the Second PEO for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate CAP:

Second PEO SCT Reconciliation
Year	Summary Compensation Total for Second PEO	Reported Grant Date Fair Value of Equity Awards(a)	Equity Award Adjustments(b)	Second PEO Compensation Actually Paid
2023	$2,663,668	$(1,967,691)	$(254,598)	$441,379
2022	$2,230,402	$(1,568,029)	$783,086	$1,445,459
2021	$445,210	$(445,210)	$631,864	$631,864
2020	$0	$0	$0	$0

____________

(a)      Represents the amounts reported in the Stock Awards and Option Awards columns of the SCT for the applicable fiscal year. As described above with regard to the SEC’s definitions, when calculating CAP these amounts are first deducted from the SCT Total for the relevant fiscal year.

(b)      Represents the value of equity calculated according to the SEC’s specified CAP methodology. As described above, when calculating CAP, the value of included equity is calculated by adding or subtracting the various items reflected in the following table:

Equity Type	Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	Total Equity Award Adjustments
	(a)	(b)	(c)	(d)	(e)	(f)	(g)=(a)+(b)+ (c)+(d)+(e)+(f)
2023	$633,449	$(691,693)	$0	$(196,354)	$0	$0	$(254,598)
2022	$1,251,707	$0	$0	$(152,689)	$(315,932)	$0	$783,086
2021	$631,864	$0	$0	$0	$0	$0	$631,864
2020	$0	$0	$0	$0	$0	$0	$0

(5)      The SCT average of the non-PEO NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate CAP:

Non-PEO NEO SCT Reconciliation
Year	Average Summary Compensation Total for Non-PEO NEOs	Average Reported Grant Date Fair Value of Equity Awards(a)	Average Equity Award Adjustments(b)	Non-PEO NEOs Average Compensation Actually Paid
2023	$622,429	$(140,451)	$(81,740)	$400,238
2022	$859,194	$(236,993)	$88,014	$710,215
2021	$515,835	$(152,466)	$(1,149,912)	$(786,543)
2020	$749,645	$(81,811)	$4,757,624	$5,425,457

____________

(a)      Represents the amounts reported in the Stock Awards and Option Awards columns of the SCT for the applicable fiscal year. As described above with regard to the SEC’s definitions, when calculating CAP these amounts are first deducted from the SCT Total for the relevant fiscal year.

(b)      Represents the value of equity calculated according to the SEC’s specified CAP methodology. As described above, when calculating CAP, the value of included equity is calculated by adding or subtracting the various items reflected in the following table:

Equity Type	Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	Total Equity Award Adjustments
	(a)	(b)	(c)	(d)	(e)	(f)	(g)=(a)+(b)+ (c)+(d)+(e)+(f)
2023	$42,888	$(115,842)	$0	$(8,786)	$0	$0	$(81,740)
2022	$191,324	$(41,936)	$0	$(39,322)	$(22,052)	$0	$88,014
2021	$70,925	$(417,154)	$0	$(107,446)	$(696,237)	$0	$(1,149,912)
2020	$366,866	$3,661,239	$0	$729,519	$0	$0	$4,757,624

The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023, and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2023
Performance Share Units
Volatility	103.8% – 111.8%
Risk-Free Interest Rate	4.08% – 4.84%

Stock Options
Expected Term (years)	3.2 – 4.2
Strike Price	$6.82 – $6.82
Volatility	47.1% – 54.8%
Dividend Yield	0.0%
Risk-Free Interest Rate	3.4% – 3.9%

Performance Measures

The following tabular list provides information on the most important financial performance measures used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance:

Performance Measure
Adjusted EBITDA
Net Revenue
Stock Price
Gross Margin

Relationship Between CAP And Performance Measures

In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our pay-for-performance compensation philosophy. The values included in the columns for CAP paid to our CEO and the other NEOs, in each of the fiscal years reported above and over the three-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors. As the values change considerably from year-to-year based on stock price performance, they further demonstrate the pay-for-performance compensation philosophy of our executive compensation program. As the table demonstrates, the compensation of our CEO and the other NEOs is higher when our stock price performs well, and lower when the stock price does not perform as well, demonstrating the clear alignment of interests of our CEO and the other NEOs and our stockholders.

CAP versus TSR.    As shown in the chart below, the CEO and other NEOs’ CAP values align with the Company’s TSR. This is due primarily to the Company’s use of long-term equity incentive awards, which are tied directly to our stock price in addition to our financial performance. The chart also compares the Company’s cumulative TSR and the 2023 Performance Peers’ TSR.

Compensation Actually Paid vs. TSR
Compensation Actually Paid to First PEO
Compensation Actually Paid to Second PEO
Avg. Compensation Actually Paid to Non-CEO NEOs
Total Shareholder Return
Peer Group Total Shareholder Return
Compensation Actually Paid ($000)
TSR
$20,000
$15,000
$10,000
$5,000
$0
($5,000)
($10,000)
$400.00
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
$15,202
$0
$5,425
$378.19
($8,039)
$632
($787)
$152.35
$0
$1,445
$710
$54.99
$0
$441
$400
$11.83
2020
2021
2022
2023

CAP versus Net Income.    As shown in the chart below, the Company’s net income decreased in 2023 and the CEO and other NEOs’ CAP values decreased as well. This is due in large part to the significant emphasis the Company places on long-term equity incentive awards, which are sensitive to changes in stock price. These measures do not align as closely as TSR because the Company does not use net income to determine compensation levels or annual cash performance award payouts.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid to First PEO
Compensation Actually Paid to Second PEO
Avg. Compensation Actually Paid to Non-CEO NEOs
Purple Net Income
Compensation Actually Paid ($000)
Net Income ($000)
$20,000
$15,000
$10,000
$5,000
$0
($5,000)
($10,000)
$50,000
$0
($50,000)
($100,000)
($150,000)
($200,000)
($250,000)
$15,202
$0
$5,425
($8,039)
$632
($787)
$0
$1,445
$710
$0
$441
$400
2020
2021
2022
2023

CAP versus Adjusted EBITDA.    The chart below compares the CEO and other NEOs’ CAP values to our adjusted EBITDA. Historically, compensation actually paid aligned with adjusted EBITDA results, however, during 2022 we hired a new CEO and other new executive officers, requiring stock grants despite adjusted EBITDA being lower than the previous year. In 2023, the company’s EBITDA decreased, and the CEO and other NEOs’ CAP value decreased as well.

Compensation Actually Paid vs. Adjusted EBITDA
Compensation Actually Paid to First PEO
Compensation Actually Paid to Second PEO
Avg. Compensation Actually Paid to Non-CEO NEOs
Adjusted EBITDA
Compensation Actually Paid ($000)
Adjusted EBITDA ($000)
$20,000
$15,000
$10,000
$5,000
$0
($5,000)
($10,000)
$85,000
$65,000
$45,000
$25,000
$5,000
($15,000)
($35,000)
($55,000)
$15,202
$0
$5,425
($8,039)
$632
($787)
$0
$1,445
$710
$0
$441
$400
2020
2021
2022
2023

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2023, relating to our 2017 Equity Incentive Plan:

Plan Category	(a) Number of Shares to be Issued upon Exercise of Outstanding Options and Rights	(b) Weighted- average Exercise Price of Outstanding Options and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Referenced in Column (a))
Equity compensation plans approved by stockholders(1)	3,920,574	$8.13	2,750,503
Equity compensation plans not approved by stockholders(3)	170,944	—	—
Total	4,091,518	$8.13	2,750,503

____________

(1)      A total of 7,900,000 shares of Class A Stock have been reserved for issuance under the 2017 Plan. As of December 31, 2023, a total of 571,646 fully vested shares, 1,357,880 options to purchase shares of our Common Stock and 3,219,971 RSUs and PSUs have been issued under the 2017 Plan, net of forfeitures and cancellations.

(2)      Excludes the impact of service and market condition RSUs, which vest for no consideration.

(3)      Pursuant to employment agreements, inducement grants of 95,187 shares made to Eric S. Haynor on June 6, 2022, and 75,757 shares made to Keira M. Krausz on November 11, 2022, outside of the 2017 Plan, in accordance with Nasdaq Listing Rule 5635(c), remain outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth information known to us regarding the beneficial ownership of shares of Common Stock as of the Record Date, by:

•        each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock as of the Record Date;

•        each of our current named executive officers and directors; and

•        all executive officers and directors of the Company as a group.

5% Stockholders, Directors, Executive Officers	Common Stock
	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Common Stock Beneficially Owned(15)
Coliseum(2)	60,297,914	49.6%
FMR, LLC(3)	6,952,712	5.7%
Robert T. DeMartini(4)	797,002	0.7%
Todd Vogensen	—	—%
Bennett L. Nussbaum	—	—%
Jack Roddy(5)	44,610	* %
Eric Haynor(6)	177,837	0.1%
Keira Krausz(7)	6,829	* %
S. Hoby Darling(8)	48,765	* %
Gary T. DiCamillo(9)	158,478	0.1%
Adam L. Gray(2)	60,297,914	49.6%
Claudia Hollingsworth(10)	73,598	* %
R. Carter Pate(11)	48,714	* %
D. Scott Peterson(12)	3,179,165	2.6%
Erika Serow(13)	31,765	* %

All directors and executive officers(14) (14 individuals)	64,957,900	54.3%

____________

*        Less than 0.1%

(1)      Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is c/o Purple Innovation, Inc. 4100 North Chapel Ridge Road, Suite 200, Lehi, Utah 84043.

(2)      The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Coliseum is based solely on a Schedule 13D/A filed by Coliseum on January 23, 2024. According to the Schedule 13D/A, Coliseum and related entities beneficially own shares of Class A Stock as follows:

Entity	Shared Voting Power	Shared Dispositive Power	Aggregate Amount Beneficially Owned
Coliseum Capital Management, LLC	58,456,321	58,456,321	58,456,321
Coliseum Capital, LLC	47,835,055	47,835,055	47,835,055
Coliseum Capital Partners, L.P.	44,701,606	44,701,606	44,701,606
Coliseum Capital Co-Invest III, L.P.	3,133,449	3,133,449	3,133,449
Adam Gray	58,456,321	58,456,321	58,456,321
Christopher Shackelton	58,456,321	58,456,321	58,456,321

The information for Coliseum, Adam Gray and Christopher Shackelton consisted of (a) 46,855,291 shares of Class A Stock, and (b) 11,601,030 shares of Class A Stock that could then be acquired upon exercise of warrants (the “Warrants”) received in connection with the Amended and Restated Credit Agreement, providing the right to acquire one share of the Class A Stock per Warrant at a price of $1.50 per share, subject to adjustments. The number of shares beneficially owned as of the Record Date now also includes 1,841,593 additional shares of Class A Stock that could be acquired upon exercise of the Warrants not previously included in the Schedule 13D/A due to the Beneficial Ownership Cap in the Amended and Restated Credit Agreement. Since the Schedule 13D/A was filed, the number of the Company’s shares of Common Stock has increased, which now allows Coliseum to exercise all of its Warrants without reaching the Beneficial Ownership Cap.

The business address of Coliseum and related persons and entities is 105 Rowayton Avenue, Rowayton, Connecticut 06853.

(3)      The information regarding the number of shares beneficially owned or deemed to be beneficially owned by FMR LLC is based solely on a Schedule 13G/A filed by FMR LLC on January 10, 2024. According to the Schedule 13G/A, FMR LLC and related entities beneficially own shares of Class A Stock as follows:

Entity	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Aggregate Amount Beneficially Owned
FMR LLC	6,950,887	—	6,952,712	—	6,952,712
Abigail P. Johnson	—	—	6,952,712	—	6,952,712

The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)      Consists of (i) 463,669 shares of Class A Stock, and (ii) 333,333 shares of Class A Stock issuable upon the exercise of employee stock options that are exercisable within 60 days.

(5)      Consists of 44,610 shares of Class A Stock.

(6)      Consists of (i) 165,265 shares of Class A Stock and (ii) 12,572 shares of Class A Stock issuable upon the vesting of RSUs within 60 days.

(7)      Consists of 6,829 shares of Class A Stock.

(8)      Consists of 48,765 shares of Class A Stock.

(9)      Consists of 158,478 shares of Class A Stock.

(10)    Consists of 73,598 shares of Class A Stock held by i2CEO, LLC. Ms. Hollingsworth has voting and dispositive control over such securities held by i2CEO, LLC. Ms. Hollingsworth disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(11)    Consists of 48,714 shares of Class A Stock.

(12)    Consists of (i) 3,179,165 shares of Class A Stock held by the Scott and Christina Peterson 101 Trust, (ii) 31,765 shares of Class A Stock held in his own name.

(13)    Consists of 31,765 shares of Class A Stock.

(14)    Includes all current officers and directors, including four additional executive officers not required to be listed above. Does not include former officers.

(15)    Percentages based on (i) 107,480,343 shares of Class A Stock as of the Record Date, (ii) 204,981 shares of Class B Stock outstanding as of the Record Date, (iii) 13,442,623 shares of Class A Stock that may be acquired upon exercise of Warrants by Coliseum as of the Record Date, and (iv) 355,732 shares of Class A Stock issuable upon the exercise of employee stock options that are exercisable within 60 days of the date of this proxy statement or upon the vesting of RSU’s within 60 days of the date of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

Director Independence

Information regarding director independence is incorporated herein by reference from the material under the heading “Director Independence” of this proxy statement.

Related Party Transactions

Policies and Procedures for Related Person Transactions

Our Audit Committee must review and approve any related person transaction in which we propose to enter.

In determining whether to approve a related party transaction, the Audit Committee must consider, among other factors, the following factors to the extent relevant:

•        whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for us to enter into the transaction;

•        whether the transaction would impair the independence of an outside director; and

•        whether the transaction would present an improper conflict of interest for any director or executive officer.

Coliseum Capital Management, LLC

Amended and Restated Credit Agreement

On August 7, 2023, the Company and certain of its subsidiaries (collectively the “Loan Parties”) entered into a term loan credit agreement (as amended from time to time, the “Term Loan Agreement”) with Callodine Commercial Finance, LLC and a group of financial institutions (the “Term Loan Lenders”). Also, on August 7, 2023, the Loan Parties entered into a separate financing arrangement with the Bank of Montreal and a group of financial institutions (collectively, the “ABL Lenders”) that provided for a revolving asset-based credit facility (as amended from time to time, the “ABL Agreement” and together with the Term Loan Agreement the “2023 Credit Agreements”).

On January 23, 2024, the Loan Parties entered into a Second Amendment to Term Loan Agreement (the “Second Amendment”) and concurrently therewith an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement), which amended and restated the Term Loan Agreement, with Coliseum and certain other parties (the “Lenders”). The Lenders agreed to assume the rights and obligations of the Term Loan Lenders under the Term Loan Agreement and, pursuant to the Second Amendment and the Amended and Restated Credit Agreement, agreed to refinance our existing obligations with a term loan in the amount of $61.0 million, to Purple Innovation, LLC, an operating subsidiary of the Company (“Purple LLC”). Certain of the Lenders also agreed to assume the rights and obligations of the ABL Lenders under the ABL Agreement. In connection with the entry into the Second Amendment and the Amended and Restated Credit Agreement, all obligations under the ABL Agreement were paid in full and the ABL Agreement was terminated. The terms of the Amended and Restated Credit Agreement are described in greater detail below. Immediately preceding the transaction, net liquidity, including cash and cash equivalents as well as ABL availability, was approximately $26 million. Subsequent to the transaction our cash and cash equivalents were approximately $48 million.

The Second Amendment and the Amended and Restated Credit Agreement, among other things, includes the following terms:

•        provides $61.0 million of debt financing to Purple LLC (the “Loan”), funded by the Lenders, providing net proceeds to the Company, after expenses and repayment of the Term Loan Agreement, equal to approximately $27 million;

•        provides for a maturity date of December 31, 2026;

•        provides the ability for Purple LLC to request an additional term loan from the Lenders in an aggregate principal amount not to exceed $19.0 million on terms requested by Purple LLC to the extent agreed to by the Lenders in their discretion;

•        grants a security interest to the Lenders in substantially all of the assets (subject to certain limited exceptions) of the Loan Parties to secure the Loan Parties’ obligations under the Amended and Restated Credit Agreement and the other agreements contemplated thereby (including all outstanding loans as of the date of the Amended and Restated Credit Agreement), including a security interest in the intellectual property owned by the Loan Parties and the intellectual property licenses held by the Loan Parties pursuant to the Amended and Restated Credit Agreement and an Amended and Restated Pledge and Security Agreement among the Loan Parties and the Agent (the “Security Agreement”);

•        provides that the Loan Parties (other than Purple LLC), will provide an unconditional guaranty of the payment of all obligations and liabilities of Purple LLC under the Amended and Restated Credit Agreement; and

•        removes restrictions and requirements customarily associated with an asset-based loan.

The Loan bears interest at a rate equal to (i) the secured overnight financing rate as administered by the Federal Reserve Bank of New York, with a floor of 3.5% per annum, plus (ii) 8.25% per annum (or, if Purple LLC elects to pay interest in kind, 10.25% per annum). Any pre-payments on or after August 7, 2024, but before August 7, 2025, are subject to a pre-payment penalty of 1.25%, and any pre-payments on or after August 7, 2025, are subject to a pre-payment penalty of 2.50%. Purple LLC may elect for interest to be capitalized and added to the principal amount. The Amended and Restated Credit Agreement and agreements ancillary thereto provide for certain remedies to the Lenders in the event of customary events of default.

In addition, the Company issued to the Lenders warrants (the “Warrants”) to purchase 20,000,000 shares of the Company’s Common Stock at a price of $1.50 per share, subject to certain adjustments. The terms of the Warrants are described in greater detail below.

General.    Each Warrant entitles the registered holder to purchase one share of the Company’s Class A Stock at a price of $1.50 per share, subject to adjustment as discussed below. The Warrants will expire on the 10-year anniversary of issuance or earlier upon redemption.

Exercise.    The Warrants may be exercised by providing an executed notice of exercise form accompanied by full payment of the exercise price or on a cashless basis, if applicable. The holders do not have the rights or privileges of holders of Class A Stock or any voting rights until they exercise their Warrants. After the issuance of shares of Class A Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Class A Stock held of record on all matters to be voted on by stockholders generally.

Redemption Right.    While the Warrants are exercisable, the Company may call the Warrants for redemption in whole and not in part at any time at a price of $0.01 per share of Class A Stock issuable upon exercise of the Warrants upon not less than 45 days’ prior written notice of redemption to each holder, provided that this redemption right is only available if the reported last sale price of the Class A Stock equals or exceeds $24.00 per share on each of 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the holders.

Beneficial Ownership Cap.    A holder of the Warrants will not have the right to exercise its Warrants, to the extent that after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 49.9% of the shares of Class A Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Cap”).

Fundamental Transaction.    In the event of a “fundamental transaction,” the holder will have the right to purchase and receive, for each share of Class A Stock which may be purchased upon exercise of the Warrants at the effective time of the fundamental transaction, the same kind and amount of consideration receivable, in respect of each share of Class A Stock upon such fundamental transaction, by the stockholders of the Company immediately prior to such fundamental transaction. The Company will cause the surviving company in a fundamental transaction to assume the obligations of the Company under the Warrants. In addition, upon consummation of a fundamental transaction and under certain additional circumstances, the holder may either (i) have the exercise price of the Warrants reduced by the Black-Scholes value of the Warrants immediately prior to the consummation of such Warrant price adjustment (as set forth in the Warrants), subject to a minimum floor price as required by Nasdaq, or (ii) cause the Company or its successor to repurchase all or a portion of the Warrants at the Black-Scholes value immediately prior to such repurchase transaction (as set forth in the Warrants). For purposes of the Warrants, a “fundamental transaction” includes, subject to certain exceptions, any reclassification or reorganization of the Company, any merger or consolidation of the Company with or into another corporation, any merger or consolidation with or into another corporation in which the stockholders of the Company immediately prior to the merger or consolidation own less than a majority of the outstanding stock of the surviving entity, any sale or conveyance of all or substantially all of the assets or other property of the Company, and any group (within the meaning under the Exchange Act) consummating a tender, exchange or redemption offer after which any member of such group beneficially owns more than 50% of the outstanding shares of Class A Stock of the Company.

The issuance of the Warrants does not affect the rights of the Company’s existing stockholders, other than with respect to potential substantial dilution as a result of an increase in the number of shares of Class A Stock outstanding if the Lenders exercise the Warrants. Similarly, the exercisability of the Warrants at their exercise price of $1.50 per share may adversely affect the trading price of our Class A Stock.

Registration Rights Agreement

In connection with the issuance of the Warrants, on January 23, 2024, the Company entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with the Lenders (the “Holders”), providing for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Warrants, the shares issuable upon the exercise of the Warrants and the Class A Stock held by the Holders as of such date (the “Registrable Securities”), subject to customary terms and conditions. The Registration Rights Agreement entitles the Holders to demand registration of the Registrable Securities and also to piggyback on the registration of Company securities by the Company and other Company securityholders. The Company will be responsible for the payment of the Holders’ expenses in connection with any offering or sale of Registrable Securities by the Holders, including underwriting discounts or selling commissions, placement agent or broker fees or similar discounts, commissions or fees relating to the sale of certain Registrable Securities.

On March 21, 2024, the Company filed with the SEC pursuant to Rule 415 of the Securities Act a registration statement to register the resale of the Registrable Securities.

Pledge and Security Agreement

In connection with the Amended and Restated Credit Agreement and the other transactions contemplated thereby, the Company entered into an Amended and Restated Pledge and Security Agreement with the Lenders and Agent, pursuant to which the Loan Parties granted to Agent, as collateral agent for the Lenders, a security interest in substantially all of the assets of the Loan Parties (subject to certain limited exceptions) to secure the Loan Parties’ obligations under the Amended and Restated Credit Agreement.

Cooperation Agreement

Adam Gray was initially appointed to the Company’s Board in 2018. Mr. Gray is a managing partner of Coliseum.

On April 19, 2023, the Company and Coliseum entered into the Cooperation Agreement to settle certain disputes between them. Pursuant to the Cooperation Agreement, the Company increased the size of the Board from seven to eight directors; accepted the resignations of two existing directors; appointed Adam Gray as Chair of the Board; appointed certain new directors; and appointed Gary DiCamillo as Chair of the Nomination & Governance Committee. Gary DiCamillo continues to serve as Lead Independent Director pursuant to the Cooperation Agreement. Each party agreed to release the other party from all claims against the other arising from the facts underlying the disputes between them and Coliseum agreed to dismiss its claims. In addition, pursuant to the Cooperation Agreement, the Company reimbursed Coliseum for $4 million of out-of-pocket fees, costs, and expenses. The Cooperation Agreement also confirmed that the Subscription Agreement between the Company and Coliseum dated February 1, 2018, is not waived, amended or affected by the Cooperation Agreement.

Coliseum agreed in the Cooperation Agreement to be bound by customary standstill restrictions, including, among others, agreements not to acquire additional shares of the Company’s securities that would cause Coliseum’s ownership of Voting Securities to exceed 44.4% of the total outstanding Common Stock (other than acquisitions directly from the Company), engage in proxy solicitations and related matters, form or join any “group” with respect to shares of the Company, encourage others to pursue a “contested solicitation,” or make any public proposals, subject to certain exceptions. Further, Coliseum has agreed to condition any proposal from it or any of its affiliates to acquire the Company or all or substantially all of the outstanding stock of the Company held by stockholders unaffiliated with Coliseum on (i) such transaction being negotiated by, and subject to the approval of, a special committee of directors of the Board who are independent with respect to Coliseum and disinterested under Delaware law and (ii) a nonwaivable condition that such transaction be approved by the affirmative vote of the holders of a majority of the Company’s outstanding Common Stock not beneficially owned by Coliseum or its affiliates or other parties with a material conflict of interest in such transaction.

Furthermore, pursuant to the Cooperation Agreement, at the 2024 Annual Meeting, Coliseum will cause all of its Common Stock to be present in person or by proxy for quorum purposes and to be voted (i) in favor of each of the candidates for election on the Company’s slate of nominees for election to the Board; (ii) against any stockholder nominations for any other directors; and (iii) against any proposals or resolutions to remove any member of the Board other than for cause.

February 2023 Public Offering

In addition, in February 2023, the Company completed an underwritten public offering of 13,400,000 shares of Common Stock at a public offering price of $4.50 per share. After deducting estimated offering expenses and underwriter discounts, the Company received net proceeds of approximately $57.0 million. Pursuant to its pre-emptive rights under the Subscription Agreement, Coliseum purchased from the underwriters in the offering its pro rata share of the shares of Common Stock sold by the underwriters.

Subscription Agreement

On February 1, 2018, the Company entered into the Subscription Agreement with Coliseum and Blackwell pursuant to which Coliseum agreed to purchase from the Company 2,900,000 shares of Class A Stock at a purchase price of $10.00 per share and Blackwell agreed to purchase from the Company 1,100,000 shares of Class A Stock at a purchase price of $10.00 per share (the “Coliseum Private Placement”). The Subscription Agreement provided that the Company would commit to elect or appoint a designee of Coliseum to become a member of the Board of Directors of the Company following the closing of the Business Combination. The Board of Directors appointed Adam Gray, a manager of Coliseum, as a director.

The Subscription Agreement provides Coliseum with a right of first refusal to provide all, but not less than all, of any of the following financings by the Company or any of its subsidiaries: (i) preferred equity financing with a preference to or over any of the terms of the Company’s Common Stock and (ii) any debt financing with a principal amount outstanding (together with all other debt provided by lender or group of lenders) greater than or equal to $10 million, other than (x) the replacement or refinancing of existing indebtedness or (y) an asset based loan on customary terms with an all in interest rate of not greater than 5% per year, by the Company or any of its subsidiaries.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF BDO USA, LLP

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.

BDO USA, LLP served as our independent registered public accounting firm for 2023. The Audit Committee has selected BDO USA, LLP to serve in this capacity for 2024. The Audit Committee believes that the continued retention of BDO USA, LLP as our independent registered public accounting firm for 2024 is in the best interests of our Company and our stockholders. BDO USA, LLP audited the financial statements of Purple LLC beginning with the year ended December 31, 2015, and through the year ended December 31, 2023.

As a matter of good corporate governance, we are asking stockholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for 2024. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Audit Committee Pre-approval Policies

Our policy has been for the Audit Committee to pre-approve all audit, audit-related and non-audit services performed by our independent auditors and to subsequently review the actual fees and expenses paid to our independent auditors. Accordingly, the Audit Committee pre-approved all audit, audit-related and non-audit services performed by our independent auditors and subsequently reviewed the actual fees and expenses paid to BDO USA, LLP. The Audit Committee has determined that the fees paid to BDO USA, LLP for services are compatible with maintaining BDO USA, LLP’s independence as our auditors.

Fees Paid to Auditors

The following table presents fees for professional services rendered by BDO USA, LLP over the last two years for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q and 10-K, and fees billed for other services.

(in thousands)	2023	2022
Audit fees(1)	$2,042	$1,918
Audit-related fees		—
Tax fees		—
All other fees		—
Total	$2,042	$1,918

____________

(1)      Audit fees consist of fees for the audit of the Company’s annual financial statements for 2023 and 2022 and services in connection with registration statements filed in 2023 and 2022. Audit fees also include fees related to the reviews of interim financial information included in Forms 10-Q and for consent or comfort letter procedures performed in conjunction with registration statements or completing financial transactions during the respective fiscal years.

Attendance at Annual Meeting

Representatives from BDO USA, LLP are expected to be present virtually at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and after the meeting will respond to any applicable submitted questions.

Vote Sought

The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2024, will be approved if a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon vote in favor of the proposal.

Recommendation

The Board recommends that stockholders vote “FOR” the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2024.

Unless marked otherwise, proxies received will be voted “FOR” the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent accounting firm for 2024.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed our December 31, 2023 and 2022 audited financial statements, as included in our Annual Report on Form 10-K filed with the SEC on March 12, 2024, with our management and has discussed with BDO USA, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence from us. The Audit Committee has concluded that BDO USA, LLP is independent from the Company and our management.

Based on its review, the Audit Committee recommended to the Board that the audited financial statements for our years ended December 31, 2023, and 2022 be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Carter Pate, Chair

Gary DiCamillo

S. Hoby Darling

ANNUAL REPORT

On March 12, 2024, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2023. A copy of the Annual Report on Form 10-K has been made available with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and persons that own more than 10 percent of our Common Stock to file reports of ownership and changes in ownership with the SEC.

We have identified the following reports required to be filed by insiders under Section 16(a) of the Exchange Act that were not filed in a timely manner in 2023: one late report by D. Scott Peterson relating to one transaction. This late report was the result of an administrative oversight related to the distribution of escrowed shares from the 2022 merger with Advanced Comfort Technologies, Inc. d/b/a INTELLIbed.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future stockholders meeting if they comply with SEC rules, state law and our Bylaws.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2025 annual meeting of stockholders. In accordance with Rule 14a-8(b)(2), stockholder proposals, along with proof of ownership, must be received by us not later than January 1, 2025, which is 120 calendar days prior to the anniversary date of when this proxy statement was released to stockholders in connection with the Annual Meeting, or a reasonable time before we begin to print and mail our proxy materials if the date of the annual meeting changes by more than 30 days from the date of the Annual Meeting. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals (other than non-binding proposals presented under Rule 14a-8) and director nominations.

Our Bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to us not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting. To be timely for the 2025 annual meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by us between February 11, 2025, and March 13, 2025. However, in the event that the 2025 annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company. In no event shall the public announcement of an adjournment or recess of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice.

To be in proper form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the proposed nominee; (B) the principal occupation or employment of the proposed nominee; (C) a written questionnaire with respect to the background and qualifications of the proposed nominee, completed by the proposed nominee in the form required by the Company (which form such stockholder of record shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide to such stockholder of record (for the sole use of such stockholder of record) within 10 days after receiving such request); (D) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person; and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act; (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made; (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names); (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and (iii) a representation from such stockholder as to whether such stockholder or any person or entity who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with such stockholder intends or is part of a group that intends to (A) solicit proxies in support of the election of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act or (B) engage in a solicitation with respect to the nomination or other business, as applicable, and if so, the name of each participant in such solicitation.

If (A) any stockholder or any person or entity who is a member of a “group” with such stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (B) such stockholder or person or entity who is a member of a “group” with such stockholder subsequently (x) notifies the Company that such stockholder or person or entity who is a member of a “group” with such stockholder no longer intends to solicit proxies in support of the election or re-election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, then the Company shall disregard any proxies solicited for that proposed nominee. Upon request by the Company, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

Any stockholder proposing individuals to nominate for election or re-election as a director shall notify the Secretary of the Company within two business days of becoming aware that such stockholder or any person or entity who is a member of a “group” with such stockholder no longer intends to solicit proxies in accordance with the representation made as set forth above.

The Board may require any proposed nominee to submit to interviews with the Board or any committee thereof, and such proposed nominee shall make himself or herself available for any such interviews within 10 days following any reasonable request therefor from the Board or any committee thereof.

Stockholder proposals must be in writing and should be addressed to c/o Purple Innovation, Inc., Attention: Corporate Secretary, 4100 N. Chapel Ridge Road, Suite 200, Lehi, Utah 84043. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The chairperson of the Annual Meeting reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the stockholders at this year’s Annual Meeting.

HOUSEHOLDING

We may deliver a single copy of the proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. To take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares may deliver only one set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. A stockholder who wishes to receive separate proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Purple Innovation, Inc., 4100 N. Chapel Ridge Road, Suite 200, Lehi, Utah 84043 or by calling (801) 756-2600 ext. 116. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares of Common Stock and wish to receive only one copy of the proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER BUSINESS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, the proxy holders intend to vote the shares of Common Stock they represent as the Board may recommend.

WHERE YOU CAN FIND MORE INFORMATION

This report is available free of charge on our internet website, www.purple.com. On our website, we will make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on, or accessible through, our website into this proxy statement.

PURPLE INNOVATION, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 11, 2024, 10:00 A.M. MOUNTAIN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Todd Vogensen and Tricia McDermot, and each of them, as proxies, each with the power to appoint their substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of PURPLE INNOVATION, INC. held of record by the undersigned at the close of business on April 15, 2024 at the Annual Meeting of Stockholders of PURPLE INNOVATION, INC. to be held on June 11, 2024 at 10:00 a.m., Mountain Time. This year’s meeting will be conducted exclusively via a live audio webcast. In order to attend and vote at the Annual Meeting, you must register in advance at https://register.proxypush.com/PRPL prior to the deadline of June 9, 2024 at 5:00 p.m. Eastern Time. Once you have registered to attend, you will receive further instructions via email, including your unique URL link that will allow you access to the Annual Meeting and will permit you to submit questions. The meeting webcast will begin promptly at 10:00 a.m. Mountain Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF EACH DIRECTOR NOMINEE IDENTIFIED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGEMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1 AND “ FOR” PROPOSAL 2 AND PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Election of Directors FOR AGAINST ABSTAIN S. Hoby Darling Robert T. DeMartini Gary T. DiCamillo Adam L. Gray Claudia Hollingsworth R. Carter Pate D. Scott Peterson Erika Serow Approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as set forth in our Proxy Statement. For Against Abstain Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2024. For Against Abstain THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF EXECUTED BUT NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 LISTED ABOVE. Please check this box if you plan to attend the Annual Meeting via the live video webcast. DATE: , 2024 Signature Signature Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person. Please Date, Sign and Return TODAY in the Enclosed Envelope. No Postage Required if Mailed in the United States.

Do not discard. This is your Proxy Card for voting. See reverse side. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 11, 2024 The proxy statement and Form 10-K are available at https://annualgeneralmeetings.com/prpl2024 Voting Instructions You may vote your proxy in the following ways: Via Internet: Login to https://annualgeneralmeetings.com/prpl2024 Enter your control number (12 digit number located below) Via Mail: Pacific Stock Transfer Company c/o Proxy Department 6725 Via Austi Parkway, Suite 300 Las Vegas, NV 89119 CONTROL NUMBER You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m., Mountain Time, on June 10, 2024. Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card. If you vote by mail, your vote must be received in sufficient time before the annual meeting.